UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

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MEDICIS PHARMACEUTICAL CORPORATION
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 6, 2010

Dear Stockholder:

You are invited to attend the annual meeting of stockholders of Medicis Pharmaceutical Corporation (“Medicis,” “we,” “us” or “our”) to be held on Tuesday, May 18, 2010, at 9:30 a.m. local time, at the Scottsdale Resort and Conference Center, 7700 East McCormick Parkway, Scottsdale, Arizona.

At this year’s annual meeting you will be asked to: (i) elect three directors to serve for a three year term; (ii) ratify the selection of our independent registered public accountants; and (iii) transact such other business as may properly come before the annual meeting. The accompanying Notice of Meeting and proxy statement describe these matters. We urge you to read this information carefully.

Your board of directors unanimously believes that election of its nominees for directors and ratification of the Audit Committee’s selection of independent registered public accountants are in the best interests of Medicis and its stockholders, and, accordingly, recommends a vote “FOR” election of the three nominees for directors and “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accountants.

In addition to the business to be transacted as described above, management will speak on our developments of the past year and respond to comments and questions of general interest to stockholders.

It is important that your shares be represented and voted whether or not you plan to attend the annual meeting in person. You may vote on the Internet, or if you are receiving a paper copy of the proxy statement, by telephone or by completing and mailing a proxy card. Voting over the Internet, by telephone or by written proxy will ensure your shares are represented at the annual meeting.

Sincerely,

Jason D. Hanson
Executive Vice President, General Counsel
and Corporate Secretary

MEDICIS PHARMACEUTICAL CORPORATION
7720 North Dobson Road
Scottsdale, Arizona 85256-2740

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON TUESDAY, MAY 18, 2010

To the Stockholders of Medicis Pharmaceutical Corporation (“Medicis”):

We will hold an annual meeting of stockholders of Medicis at the Scottsdale Resort and Conference Center, 7700 East McCormick Parkway, Scottsdale, Arizona, on Tuesday, May 18, 2010, at 9:30 a.m. local time, for the following purposes:

1. To re-elect Michael A. Pietrangelo, Lottie H. Shackelford and Jonah Shacknai to a three-year term expiring at the 2013 annual meeting of stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal.

2. To ratify the selection of Ernst & Young LLP as independent auditors of Medicis for the fiscal year ending December 31, 2010.

3. To transact any other business as may properly come before the annual meeting or any adjournments or postponements of the annual meeting.

These items of business are described in the attached proxy statement. Only Medicis stockholders of record of shares of our Class A Common Stock at the close of business on March 19, 2010, the record date for the annual meeting, are entitled to notice of and to vote at the annual meeting and any adjournments or postponements of the annual meeting.

A list of stockholders eligible to vote at the Medicis annual meeting will be available for inspection at the annual meeting, and at the executive offices of Medicis during regular business hours for a period of no less than ten days prior to the annual meeting.

Your vote is very important.  It is important that your shares be represented and voted whether or not you plan to attend the annual meeting in person. If you are viewing the proxy statement on the Internet, you may grant your proxy electronically via the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials previously mailed to you and the instructions listed on the Internet site. If you are receiving a paper copy of the proxy statement, you may vote by completing and mailing the proxy card enclosed with the proxy statement, or you may grant your proxy electronically via the Internet or by telephone by following the instructions on the proxy card. If your shares are held in “street name,” which means shares held of record by a broker, bank or other nominee, you should review the Notice of Internet Availability of Proxy Materials used by that firm to determine whether and how you will be able to submit your proxy by telephone or over the Internet. Submitting a proxy over the Internet, by telephone or by mailing a proxy card, will ensure your shares are represented at the annual meeting.

By Order of the Board of Directors,
Jason D. Hanson
Executive Vice President, General Counsel
and Corporate Secretary

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

General

Your proxy is solicited on behalf of the board of directors of Medicis Pharmaceutical Corporation, a Delaware corporation (“Medicis,” “we,” “us” or “our”), for use at our 2010 annual meeting of stockholders to be held on Tuesday, May 18, 2010, at 9:30 a.m. local time, at the Scottsdale Resort and Conference Center, 7700 East McCormick Parkway, Scottsdale, Arizona, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this proxy statement and in the accompanying Notice of Annual Meeting and any business properly brought before the annual meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the annual meeting.

Pursuant to rules recently adopted by the Securities and Exchange Commission, or SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record, while brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically may be found on the Notice and on the website referred to in the Notice, including an option to request paper copies on an ongoing basis. On April 6, 2010, we intend to make this proxy statement available on the Internet and to mail the Notice to all stockholders entitled to vote at the annual meeting. We intend to mail this proxy statement, together with a proxy card to those stockholders entitled to vote at the annual meeting who have properly requested paper copies of such materials, within three business days of such request.

Important Notice Regarding the Availability of Proxy Materials for the 2010 Annual Meeting of Stockholders to Be Held on May 18, 2010

This proxy statement and our 2010 Annual Report are available on our website at http://Medicis.com/eproxy/. This website address contains the following documents: the Notice of the Annual Meeting, the proxy statement and proxy card sample, and the 2009 Annual Report. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

Who Can Vote

You are entitled to vote if you were a stockholder of record of our Class A Common Stock (or “common stock”) as of the close of business on March 19, 2010. You are entitled to one vote for each share of common stock held on all matters to be voted upon at the annual meeting. Your shares may be voted at the annual meeting only if you are present in person or represented by a valid proxy.

Voting of Shares

You may vote by attending the annual meeting and voting in person or you may vote by submitting a proxy. The method of voting by proxy differs (1) depending on whether you are viewing this proxy statement on the Internet or receiving a paper copy, and (2) for shares held as a record holder and shares held in “street name.” If you hold your shares of common stock as a record holder and you are viewing this proxy statement on the Internet, you may vote by submitting a proxy over the Internet by following the instructions on the website referred to in the Notice previously mailed to you. If you hold your shares of common stock as a record holder and you are reviewing a paper copy of this proxy statement, you may vote your shares by completing, dating and signing the proxy card that was included with the proxy statement and promptly returning it in the preaddressed, postage paid envelope provided to you, or by submitting a proxy over the Internet or by telephone by following the instructions on the proxy card. If you hold your shares of common stock in street name, which means your shares are held of record by a broker, bank or nominee, you will receive a Notice from your broker, bank or other nominee that includes instructions on how to vote your shares. Your broker, bank or nominee will allow you to deliver your voting instructions over the Internet and may also permit you to vote by telephone. In addition, you may request paper copies of the proxy statement and proxy card from your broker by following the instructions on the Notice provided by your broker.

The Internet and telephone voting facilities will close at 11:59 p.m. E.D.T. on May 17, 2010. If you vote through the Internet, you should be aware that you may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and that these costs must be borne by you. If you vote by Internet or telephone, then you need not return a written proxy card by mail.

YOUR VOTE IS VERY IMPORTANT.  You should submit your proxy even if you plan to attend the annual meeting. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.

All shares entitled to vote and represented by properly submitted proxies (including those submitted electronically, telephonically and in writing) received before the polls are closed at the annual meeting, and not revoked or superseded, will be voted at the annual meeting in accordance with the instructions indicated on those proxies. If no direction is indicated on a proxy, your shares will be voted “FOR” the election of each of the three nominees for director and “FOR” ratification of the selection of the independent auditors. The proxy gives each of Jonah Shacknai, Mark A. Prygocki and Jason D. Hanson discretionary authority to vote your shares in accordance with his best judgment with respect to all additional matters that might come before the annual meeting.

Revocation of Proxy

If you are a stockholder of record, you may revoke your proxy at any time before your proxy is voted at the annual meeting by taking any of the following actions:

•	delivering to our corporate secretary a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a new paper proxy, relating to the same shares and bearing a later date than the original proxy;

•	submitting another proxy by telephone or over the Internet (your latest telephone or Internet voting instructions are followed); or

•	attending the annual meeting and voting in person, although attendance at the annual meeting will not, by itself, revoke a proxy.

Written notices of revocation and other communications with respect to the revocation of Medicis proxies should be addressed to:

Medicis Pharmaceutical Corporation
7720 North Dobson Road
Scottsdale, Arizona 85256-2740
Attn: Corporate Secretary

If your shares are held in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so. See below regarding how to vote in person if your shares are held in street name.

Voting in Person

If you plan to attend the annual meeting and wish to vote in person, you will be given a ballot at the annual meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the annual meeting, you must bring to the annual meeting a legal proxy from the record holder of the shares, which is the broker or other nominee, authorizing you to vote at the annual meeting.

Quorum and Votes Required

At the close of business on March 19, 2010, 60,327,395 shares of our common stock were outstanding and entitled to vote. All votes will be tabulated by the inspector of election appointed for the annual meeting, who will separately tabulate affirmative and negative votes and abstentions.

Quorum.  A majority of the outstanding shares of common stock, present in person or represented by proxy, will constitute a quorum at the annual meeting. Shares of common stock held by persons attending the annual meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal and broker “non-votes” will be counted as present for purposes of determining a quorum.

Broker Non-Votes.  Brokers or other nominees who hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the election of directors or for the approval of matters which the NYSE determines to be “non-routine,” without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes.” If your broker holds your common stock in “street name,” your broker will vote your shares on “non-routine” proposals only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this proxy statement. Your broker is not entitled to vote on the election of directors without your instruction.

Election of Directors.  In April 2007, the board of directors amended our bylaws to adopt a majority voting standard for the election of directors in uncontested elections. Under this majority voting standard, in uncontested elections of directors, such as this election, each director must be elected by the affirmative vote of a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote. A majority of the votes cast means that the number of votes cast “FOR” a candidate for director exceeds the number of votes cast “AGAINST” that candidate for director. As a result, abstentions will not be counted in determining which nominees received a majority of votes cast since abstentions do not represent votes cast for or against a candidate. Brokers are not empowered to vote on the election of directors without instruction from the beneficial owner of the shares and thus broker non-votes likely will result. Since broker non-votes are not considered votes cast for or against a candidate, they will not be counted in determining which nominees receive a majority of votes cast. In accordance with our policy, in this election, an incumbent candidate for director who does not receive the required votes for re-election is expected to tender his or her resignation to the board. The Nominating and Governance Committee of the board, or another duly authorized committee of the board, will make a determination as to whether to accept or reject the tendered resignation generally within 90 days after certification of the election results of the stockholder vote. We will publicly disclose the decision regarding the tendered resignation and the rationale behind the decision in a filing of a Current Report on Form 8-K with the SEC.

Ratification of Independent Auditors.  The affirmative vote of a majority of the shares represented in person or by proxy at the annual meeting and entitled to vote is required for the ratification of the selection of Ernst & Young LLP as our independent auditors. Abstentions will have the same effect as voting against this proposal. Brokers generally have discretionary authority to vote on the ratification of our independent auditors, thus broker non-votes are generally not expected to result from the vote on Item 2.

Solicitation of Proxies

Our board of directors is soliciting proxies for the annual meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. In addition to the solicitation of proxies by mail, we will request that brokers, banks and other nominees that hold shares of our common stock, which are beneficially owned by our stockholders, send Notices, proxies and proxy materials to those beneficial owners and secure those beneficial owners’ voting instructions. We will reimburse those record holders for their reasonable expenses. We have engaged The Proxy Advisory Group, LLC, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements, which are not expected to exceed $16,500 in the aggregate. We may use several of our regular employees, who will not be specially compensated, to solicit proxies from our stockholders, either personally or by telephone, Internet, facsimile or special delivery letter.

Assistance

If you need assistance in voting over the Internet or completing your proxy card or have questions regarding the annual meeting, please contact our investor relations department at (480) 291-5854 or investor.relations@medicis.com or write to: Medicis Pharmaceutical Corporation, 7720 North Dobson Road, Scottsdale, Arizona 85256-2740, Attn: Investor Relations.

Forward-Looking Statements

This proxy statement contains “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2009 and in our periodic reports on Form 10-Q and Form 8-K.

ITEM 1
ELECTION OF DIRECTORS

Board Structure

Our Amended and Restated Bylaws, or bylaws, provide for a range of directors from three to twelve, with the exact number set by the board of directors. The board has set the current authorized directors at eight members. The directors are divided into three classes, that each serve for a term of three years. There are currently eight members of our board. At each annual meeting, the term of one class expires. The class of directors with a term expiring at this annual meeting consists of three directors.

Board Nominees

Based upon the recommendation of our Nominating and Governance Committee, our board of directors has nominated Michael A. Pietrangelo, Lottie H. Shackelford and Jonah Shacknai for re-election as directors to the board. If elected, each director nominee would serve a three-year term expiring at the close of our 2013 annual meeting, or until their successors are duly elected. Mr. Pietrangelo, Ms. Shackelford and Mr. Shacknai currently serve on our board of directors. Biographical information on each of the nominees is furnished below under “Director Biographical Information.”

Set forth below is information as of the record date regarding each nominee and each person whose term of office as a director will continue after the annual meeting. There are no family relationships among any directors.

			Director	Term
Name	Age	Position	Since	Expires

Jonah Shacknai(1)	53	Chairman, Chief Executive Officer	1988	2010
Arthur G. Altschul, Jr.(2)(3)(4)	45	Director	1992	2012
Spencer Davidson(1)(3)(4)	67	Director	1999	2011
Stuart Diamond(2)(6)	49	Director	2002	2011
Peter S. Knight, Esq.(5)	59	Director	1997	2011
Michael A. Pietrangelo(1)(4)(6)	67	Director	1990	2010
Philip S. Schein, M.D.(2)	70	Director	1990	2012
Lottie H. Shackelford(3)(5)(6)	68	Director	1993	2010

(1)	Current member of the Executive Committee

(2)	Current member of the Audit Committee

(3)	Current member of the Stock Option and Compensation Committee

(4)	Current member of the Nominating and Governance Committee

(5)	Current member of the Employee Development and Retention Committee

(6)	Current member of the Compliance Committee

Director Biographical Information

The following biographical information is furnished with regard to our directors (including nominees) as of March 19, 2010.

Nominees for Election at the Annual Meeting to Serve for a Three-Year Term Expiring at the 2013 Annual Meeting of Stockholders

Michael A. Pietrangelo has been our director since October 1990. Since 1998, Mr. Pietrangelo has practiced law at Pietrangelo Cook PLC, based in Memphis, Tennessee. From November 1997 until September 30, 2005, Mr. Pietrangelo also served as a consultant to us in areas relating to the pharmaceutical industry. Admitted to the bar in New York, Tennessee and the District of Columbia, he was an attorney with the Federal Trade Commission from 1967 to 1968, and later for Pfizer, Inc., from 1968 to 1972. Mr. Pietrangelo joined Schering-Plough Corporation in

Memphis, Tennessee in 1972, first as Legal Director and then as Associate General Counsel. During that time, he was also appointed Visiting Professor of Law by the University of Tennessee and University of Mississippi School of Pharmacy. In 1980, Mr. Pietrangelo left corporate law and focused on consumer products management, serving in a variety of executive positions at Schering-Plough Corporation prior to being named President of the Personal Care Products Group in 1985. In 1989, he was asked to join Western Publishing Group as President and Chief Operating Officer. From 1990 to 1994, Mr. Pietrangelo was the President and Chief Executive Officer of CLEO, Inc., a Memphis-based subsidiary of Gibson Greetings, Inc., a manufacturer of specialized paper products. From 1994 until 1998, he served as President of Johnson Products Company, a subsidiary of IVAX Corporation. Mr. Pietrangelo also serves on the boards of directors of the American Parkinson Disease Association, a not-for-profit organization, SurgiVision, Inc. and Universal Insurance Holdings, Inc. Mr. Pietrangelo is currently Managing Partner of The Theraplex Company LLC.

With his distinguished career as an attorney, professor and senior executive, and having over forty years of experience in the health care industry, Mr. Pietrangelo brings to the board extensive knowledge of the health care industry, including in the areas of law, marketing and management. Mr. Pietrangelo also has substantial experience working with consumer packaged goods, including over the counter drug, skin care and hair care products, in a range of markets. Further, Mr. Pietrangelo has been a director of our Company since 1990, and accordingly has extensive knowledge about Medicis in particular and its business, and provides continuity to the board. Mr. Pietrangelo’s diverse and extensive experience in the areas of law, business and the health care industry, together with his years of experience with the Company, allow him to offer a unique and valuable perspective to the board.

Lottie H. Shackelford has been our director since July 1993. Ms. Shackelford has been Executive Vice President of Global USA, Inc., a government relations firm, since April 1994, and has been Vice Chair of the Democratic National Committee since February 1989. Ms. Shackelford was Executive Vice President of U.S. Strategies, Inc., a government relations firm, from April 1993 to April 1994. She was also Co-Director of Intergovernmental Affairs for the Clinton/Gore presidential transition team between November 1992 and March 1993; Deputy Campaign Manager of Clinton for President from February 1992 to November 1992; and Executive Director, Arkansas Regional Minority Purchasing Council, from February 1982 to January 1992. In addition, Ms. Shackelford has served in various local government positions, including Mayor of Little Rock, Arkansas. She is a former director of Philander Smith College, the Chapman Funds in Baltimore, Maryland and the Overseas Private Investment Corporation. Ms. Shackelford has served as a member of the board of directors of Southern Youth Leadership Institute since 2008. She has also been the recipient of numerous awards and achievements, including Registry of Outstanding Women, Esquire Magazine (1984-1985); voted Women of the Year, Arkansas Democrat/Gazette Newspaper (1984-1985); Arkansas Black Hall of Fame Inductee (1993); U.S. delegate to the United Nations Commission on the Status of Women, Vienna, Austria (1993); National Annual Leadership Award — National Forum of Public Administrators (2007); and, listed as one of 25 Arkansas Business Minority Trailblazers (2009).

With a distinguished career in both the political arena and private sector, Ms. Shackelford offers the board a wealth of management and leadership experience. In addition, Ms. Shackelford has substantial training in compliance and ethics issues and continues to receive training on an annual basis, and she has previously served as a member of our Nominating and Governance Committee. As a result of her substantial experience and knowledge, Ms. Shackelford contributes valuable expertise on governance, ethics, client services, government relations and company growth and strategy. As one of our longest standing directors, Ms. Shackelford provides continuity to the board and has a broad understanding of the strategic and operational issues we face.

Jonah Shacknai is our founder, Chairman and has been our Chief Executive Officer since 1988. Mr. Shacknai has an extremely well diversified corporate and public service background. From 1977 until late 1982, Mr. Shacknai served as chief aide to the House of Representatives’ committee with responsibility for health policy, and in other senior legislative positions. During his service with the House of Representatives, Mr. Shacknai drafted significant legislation affecting health care, environmental protection, science policy and consumer protection. He was also a member of the Commission on the Federal Drug Approval Process, and the National Council on Drugs. From 1982 to 1988, as senior partner in the law firm of Royer, Shacknai, and Mehle, Mr. Shacknai represented over 30 multinational pharmaceutical and medical device concerns, as well as four major industry trade associations. Mr. Shacknai also served in an executive capacity with Key Pharmaceuticals, Inc., prior to its acquisition by

Schering-Plough Corporation. In November 1999, Mr. Shacknai was selected to serve on the Listed Company Advisory Committee to the New York Stock Exchange (LCAC). The LCAC was created in 1976 by the New York Stock Exchange board to address issues that are of critical importance to the Exchange and the corporate community. In May 2002, Mr. Shacknai was honored with a Doctorate of Humane Letters by the NYCPM (affiliate of Columbia University College of Physicians & Surgeons), and in the Fall of 2001, he received the national award from the Freedoms Foundation at Valley Forge®. In January 2000, Mr. Shacknai was selected as Entrepreneurial Fellow at the Karl Eller Center of the University of Arizona. Mr. Shacknai is president and director of the Whispering Hope Ranch Foundation, a ranch centered around special needs children, and is an honorary director of Delta Society, a public service organization promoting animal-human bonds. He is also a director of the Southwest Autism Research & Resource Center, the World Craniofacial Foundation and the Campaign for Tobacco-Free Kids. In 1997, he received the Arizona Entrepreneur of the Year award, and was one of three finalists for U.S. Entrepreneur of the Year. Mr. Shacknai has served as a member of the National Arthritis and Musculoskeletal and Skin Diseases Advisory Council of the National Institutes of Health, and on the U.S.-Israel Science and Technology Commission, both federal cabinet-appointed positions. Mr. Shacknai obtained a B.S. degree from Colgate University and a J.D. from Georgetown University Law Center.

With a distinguished career, and having achieved multiple successes in a broad range of areas, including in public service, law and the health care industry, Mr. Shacknai provides the board with demonstrated leadership capabilities and is well-suited to serve as our Chairman. As our founder and CEO, Mr. Shacknai has an in-depth knowledge and understanding of all facets of our business. He brings to the board substantial expertise and vast experience in regulatory, governance and legal matters, as well as years of experience working in the pharmaceutical and health care industries. He has also developed extensive relationships within the pharmaceutical and health care industries throughout his career, including with health care professionals, which uniquely positions him to advance our objectives. Through his experience, his knowledge of our operations and the markets in which we compete, and his professional relationships within our industry, Mr. Shacknai is exceptionally qualified to identify important matters for board review and deliberation and is instrumental in assisting the board in determining our corporate strategy. In addition, by serving as both our Chairman and CEO, Mr. Shacknai serves as an invaluable bridge between management and the board and ensures that both groups act with a common purpose.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE THREE DIRECTOR NOMINEES

Directors Continuing in Office Until the 2011 Annual Meeting of Stockholders

Spencer Davidson has been our director since January 1999. Since 1994, Mr. Davidson has served as President, Chief Executive Officer and director, and since April of 2007 has served as Chairman, of General American Investors Company, Inc., a closed-end investment company listed on the New York Stock Exchange. His background also includes a distinguished career on Wall Street with positions held at Brown Brothers Harriman; Beck, Mack & Oliver, investment counselors, where he served as General Partner; and Odyssey Partners, a private investment firm, where he served as Fund Manager. Additionally, Mr. Davidson currently serves as the General Partner of The Hudson Partnership, a private investment partnership, and serves as Trustee for both the Innisfree Foundation, Inc. of Millbrook, New York and the Neurosciences Research Foundation, Inc. of San Diego, California. A graduate of City University and Columbia University, Mr. Davidson holds an M.B.A., a C.F.A. and a C.I.C.

With extensive experience in key leadership roles at various investment companies, Mr. Davidson brings to the board demonstrated leadership skills and a track record of success. Mr. Davidson’s expertise in finance makes him a valuable contributor to discussions and deliberations involving many of the strategic, compliance and operational issues we face. Mr. Davidson also has considerable directorial and governance experience, having served as director of, and currently as Chairman of, General American Investors Company, Inc.

Stuart Diamond has been our director since November 2002. He has served as Chief Financial Officer, North America, of GroupM Worldwide, Inc., a subsidiary of WPP Group plc, which is listed on the London Stock

Exchange, since August 2008. Previously he served as Chief Financial Officer of National Medical Health Card Systems Inc., a publicly-traded provider of pharmacy benefits management services, from January 2006 to August 2007. He served as worldwide Chief Financial Officer for Ogilvy Healthworld (formerly Healthworld Corporation), a division of Ogilvy & Mather, a division of WPP Group plc, a London Stock Exchange-listed company, from January 2005 until January 2006, and he served as Chief Financial Officer of Healthworld Communications Group, a division of WPP Group plc, a London Stock Exchange-listed company, from August 2003 until January 2005. He served as Chief Financial Officer of the Americas Region of the Bates Group and of Healthworld Corporation, divisions of Cordiant Communications, a London Stock Exchange-listed company, from October 2002 to August 2003. He served as Chief Financial Officer of Healthworld Corporation, a division of Cordiant Communications Group plc from March 2000 to October 2002. He served as Executive Vice President, Chief Financial Officer, Secretary and Treasurer of Healthworld Corporation, a publicly-owned pharmaceutical advertising agency, from August 1997 to March 2000. Mr. Diamond was the Vice President-Controller of the Licensing Division of Calvin Klein, Inc., an apparel company, from April 1996 to August 1997. Mr. Diamond served as Chief Financial Officer of Medicis from 1990 until 1995.

Mr. Diamond has extensive management experience as a senior executive with which he contributes to the board a wealth of knowledge and insight, especially on matters relating to finance and accounting. Mr. Diamond developed his finance and accounting expertise while serving as Chief Financial Officer for a number of companies, including Medicis from 1990 to 1995. With this experience, Mr. Diamond possesses the financial acumen requisite to serve as our Audit Committee Financial Expert and provides the board with valuable insight into finance and accounting related matters.

Peter S. Knight, Esq., has been our director since June 1997. Since August 2004, Mr. Knight has served as President and Chief Compliance Officer of Generation Investment Management US LLP, a London-based investment firm focusing on global equities and sustainability. From September 2001 to December 2003, Mr. Knight was a Managing Director of MetWest Financial, a Los Angeles-based financial services company. From 1999 until 2001, Mr. Knight served as President of Sage Venture Partners, overseeing technology and biotechnology investments. Mr. Knight started his career with the Antitrust Division of the Department of Justice. From 1977 to 1989, Mr. Knight served as Chief of Staff to Al Gore when Mr. Gore was a member of the U.S. House of Representatives and later the U.S. Senate. Mr. Knight served as General Counsel of Medicis from 1989 to 1991, and then established his law practice representing numerous Fortune 500 companies as named partner in Wunder, Knight, a Washington, D.C. law firm. Mr. Knight has held senior positions on four presidential campaigns, including serving as the campaign manager for the successful 1996 re-election of President Clinton. Mr. Knight currently serves as a director and as a member of the Audit and Compensation Committees of EntreMed, a NASDAQ-listed clinical stage pharmaceutical company, and PAR Pharmaceutical Companies, Inc., an NYSE-listed developer, manufacturer and distributor of generic pharmaceuticals. From 2000 to 2008, Mr. Knight served as a director on the board of Schroders’ Hedge Fund Family and, from 1994 to 2009, he served as a director on the board of Schroders’ Mutual Fund Family. He is also a member of the Cornell University College of Arts and Sciences Council and a member of the Advisory Council of Cornell’s Johnson School Center for Sustainable Global Enterprise. He holds a B.A. degree from Cornell University and a J.D. degree from Georgetown University Law Center.

Mr. Knight’s experience managing and advising large companies, including several in the pharmaceutical industry, and his experience as a chief compliance officer, provides the board with valuable expertise on compliance and other legal and regulatory matters. In addition, with his extensive business, investment and managerial experience, Mr. Knight contributes meaningful insight and guidance relating to our operations and business strategy. Mr. Knight also brings to the board considerable directorial and governance experience.

Directors Continuing in Office Until the 2012 Annual Meeting of Stockholders

Arthur G. Altschul, Jr. has been our director since December 1992. He has worked in money management, investment banking and as a member of senior management of a publicly-traded health care concern. Mr. Altschul is co-founder and chairman of Kolltan Pharmaceuticals, Inc. and a founder and a Managing Member of Diaz & Altschul Capital Management, LLC, a private investment advisory firm, a position he has held since 1996. From 1992 to 1996, Mr. Altschul worked at SUGEN, Inc., a biopharmaceutical firm. Prior to 1992, Mr. Altschul worked in the Equity and Fixed Income Trading departments at Goldman, Sachs & Co., was a founding limited partner of The Maximus Fund, LP, and worked in the Equity Research department at Morgan Stanley & Company. Mr. Altschul serves on the board of directors of General American Investors Company, Inc., a closed-end investment company listed on the New York Stock Exchange (NYSE: GAM); Delta Opportunity Fund, Ltd., an investment fund which invests primarily in the health care industry; Medrium, Inc., a provider of automated medical billing solutions; and other private ventures. He also serves as a director of The Overbrook Foundation, a trustee of The Neurosciences Research Foundation, Inc. and as a trustee of the National Public Radio Foundation. Mr. Altschul holds a B.S. from Columbia University in Computer Science.

With his diverse business background in finance, wealth management and the pharmaceutical industry, Mr. Altschul provides the board with valuable financial and investment expertise and an in-depth understanding of the pharmaceutical industry. Having founded several companies, Mr. Altschul also brings an entrepreneurial spirit and a proven track record of success which plays a vital role in board discussions and deliberations regarding our strategic direction and operations. In addition, Mr. Altschul has considerable directorial and governance experience.

Philip S. Schein, M.D. has been our director since October 1990. Since 2002, Dr. Schein has served as Visiting Professor in Cancer Pharmacology, Oxford University; and since 1999, as President of The Schein Group, a consulting service to the pharmaceutical industry. Dr. Schein was the Founder, Chairman and Chief Executive Officer of U.S. Bioscience, Inc., a publicly-held pharmaceutical company involved in the development and marketing of chemotherapeutic agents, from 1987 to 1998. His prior appointments included Scientific Director of the Vincent T. Lombardi Cancer Research Center at Georgetown University; Vice President for Worldwide Clinical Research and Development, SmithKline and French Labs; and Senior Investigator and Head of the Clinical Pharmacology Section at the National Cancer Institute. He has served as President of the American Society of Clinical Oncology and has chaired the Food and Drug Administration Oncology Drugs Advisory Committee. Dr. Schein was appointed to the National Cancer Advisory Board by President Clinton.

With a distinguished career in multiple areas of the pharmaceutical industry, Dr. Schein brings a wealth of knowledge, expertise and experience to the board. Importantly, Dr. Schein contributes technical expertise that is critical to the board’s understanding of the complex scientific issues we face. Dr. Schein has substantial experience advising and managing public companies in the pharmaceutical industry, from which he contributes valuable insights and advice with respect to our research and development efforts, strategic direction and operations.

Executive Officers

Set forth below is information regarding each of our executive officers as of March 19, 2010.

Name	Age	Position

Jonah Shacknai	53	Chairman, Chief Executive Officer, Director
Joseph P. Cooper	52	Executive Vice President, Corporate and Product Development
Jason D. Hanson	41	Executive Vice President, General Counsel and Corporate Secretary
Vincent P. Ippolito	51	Executive Vice President, Sales and Marketing
Richard D. Peterson	42	Executive Vice President, Chief Financial Officer and Treasurer
Mark A. Prygocki	43	Executive Vice President, Chief Operating Officer
Mitchell S. Wortzman, Ph.D.	59	Executive Vice President, Chief Scientific Officer

Jonah Shacknai, see above — “Nominees for Election at the Annual Meeting to Serve for a Three-Year Term Expiring at the 2013 Annual Meeting of Stockholders.”

Joseph P. Cooper has served as our Executive Vice President, Corporate and Product Development since July 10, 2006. From January 2001 to July 2006, Mr. Cooper served as Executive Vice President, Corporate Development. From February 1996 to January 2001, Mr. Cooper served as Senior Vice President, Manufacturing and Distribution. Prior to that, Mr. Cooper held management positions with Schein Pharmaceuticals, Inc. and G.D.

Searle. Mr. Cooper serves on the board of directors for the Southwest Autism Research and Resource Center, and served as past Chairman of the board of directors for Communities in Schools of Arizona.

Jason D. Hanson was appointed our Executive Vice President, General Counsel and Corporate Secretary on July 7, 2006. Prior to joining us, since April 2004, Mr. Hanson served as General Counsel for GE Healthcare Technologies, a global business specializing in medical imaging, information technology and other durable medical equipment and services. Mr. Hanson joined General Electric in April 1999 as Senior Counsel, Global Litigation & Compliance, GE Medical Systems. In 2001, Mr. Hanson was promoted to General Counsel, Americas for GE Medical Systems, a position he held until April 2004.

Vincent P. Ippolito has served as our Executive Vice President, Sales and Marketing since April 1, 2008. From January 2006 to April 1, 2008, Mr. Ippolito served as our Senior Vice President of North American Sales. From January 2003 to January 2006, Mr. Ippolito served as our General Manager of Dermatology Products, responsible for the marketing and sales function. Prior to joining us, from 1986 to January 2003, Mr. Ippolito was employed by Novartis AG, a global pharmaceutical company, where he served in a variety of sales and marketing roles including General Manager, Marketing Group Brand Leader for Dermatology and Bone Products and Vice President of Sales in the Respiratory and Dermatology Division.

Richard D. Peterson has served as our Executive Vice President, Chief Financial Officer and Treasurer since April 1, 2008. Mr. Peterson also serves as our Chief Accounting Officer. Mr. Peterson has held various finance related positions with us since 1995. From February 2007 to April 1, 2008, Mr. Peterson served as our Senior Vice President of Finance. From August 2002 to February 2007, he served as our Vice President of Finance. Prior to joining us, Mr. Peterson was employed by PricewaterhouseCoopers as a member of the audit department. Mr. Peterson is a member of the Financial Executives Institute and serves on the board of the Phoenix Zoo, a non-profit organization.

Mark A. Prygocki has been employed by Medicis for eighteen years and has served as our Chief Operating Officer since April 1, 2008 and as Executive Vice President since January 2001. From May 1995 to April 1, 2008, he served as our Chief Financial Officer and Treasurer. Mr. Prygocki served as our Corporate Secretary from May 1995 through July 2006. From October 1991 to May 1995, he served as our Controller. Prior to his employment with us, from July 1990 to October 1991, Mr. Prygocki was employed by Citigroup, an investment banking firm, in the regulatory reporting division. Prior to that Mr. Prygocki spent several years in the audit department of Ernst & Young LLP. Mr. Prygocki is a member of the Financial Executives Institute and is certified by the Arizona State Board of Accountancy and the New York Society of CPAs. Mr. Prygocki serves on the boards of Whispering Hope Ranch Foundation and Visions of Hope, Inc., non-profit organizations that assist children with special needs.

Mitchell S. Wortzman, Ph.D. has served as our Executive Vice President and Chief Scientific Officer since July 2003, and as Executive Vice President, Research & Development from January 2001 to July 2003. Dr. Wortzman served as our Senior Vice President, Research and Development from August 1997 to January 2001. From 1980 to 1997, Dr. Wortzman was employed at Neutrogena Corporation, most recently serving as President of the Dermatologics Division.

GOVERNANCE OF MEDICIS

Composition of the Board of Directors

Our board of directors has adopted corporate governance guidelines to set forth its agreements concerning overall governance practices. These guidelines can be found in the corporate governance section of our website at http://www.Medicis.com/company/governance.asp. In addition, these guidelines are available in print to any stockholder who requests a copy. Please direct all requests to our Corporate Secretary, Medicis Pharmaceutical Corporation, 7720 North Dobson Road, Scottsdale, Arizona 85256-2740. In accordance with these guidelines, a member of our board may serve as a director of another company only to the extent such position does not conflict or interfere with such person’s service as our director. A director may not serve as a director of another company without consent of the board. No director may serve as a director of more than three publicly-held companies. No director after having attained the age of 75 years will be nominated for re-election or reappointment to our board.

Board Leadership Structure

Our board of directors believes the positions of Chief Executive Officer and Chairman of the Board should be combined to provide unified leadership and direction. Our board reserves the right to adopt a different policy should circumstances change. The Chairman/Chief Executive Officer works closely with the entire board and has regular substantive communications with the Chairperson of the Nominating and Governance Committee, Spencer Davidson, who is also our lead non-management director. Our corporate governance guidelines provide that the lead non-management director is responsible for chairing the regular sessions of the non-executive directors and that the non-management directors will communicate on a regular basis, but not less than three times a year, and will meet in executive session at the beginning or conclusion of each regularly-scheduled board meeting.

The board believes that it is currently in our best interest to have Mr. Shacknai serve as Chairman and Chief Executive Officer for the following reasons. The Chief Executive Officer serves as a bridge between management and the board, ensuring that both groups act with a common purpose. The extensive knowledge of Mr. Shacknai, our founder, regarding our operations and industries and the markets in which we compete uniquely positions him to identify matters for board review and deliberation. Additionally, the combined role of Chairman and Chief Executive Officer, while balanced with our use of a lead non-management director, facilitates centralized board leadership in one person, so there is no ambiguity about accountability. This structure also eliminates conflict between two leaders and minimizes the likelihood of two spokespersons sending different messages. In this regard, our board’s current leadership structure is consistent with practice at many large U.S. companies. American companies have historically followed a model in which the chief executive officer also serves as chairman of the board; this is particularly true for larger companies where the complexities of the issues often warrant a combined position to ensure effective and efficient board meetings, information flow, crisis management and long term planning. Our current leadership structure with the combined Chairman/Chief Executive Officer leadership role and a lead independent director enhances the Chairman/Chief Executive Officer’s ability to provide insight and direction on important strategic initiatives to both management and the independent directors and, at the same time, ensures that the appropriate level of independent oversight is applied to all board decisions. Finally, providing additional balance on our board, and as discussed in the following section, all of our directors other than Mr. Shacknai are independent under the rules of the NYSE.

Board Independence

In accordance with NYSE rules and Medicis’ corporate governance guidelines, our board has determined that all nominees for election to the board at the annual meeting and all continuing directors, other than Mr. Shacknai, are independent under the rules of the NYSE. In making this determination, the board considered all relationships between us and each director and each director’s family members. During fiscal 2009, the only direct or indirect relationship between us and each director (or his or her immediate family), other than Mr. Shacknai, was the director’s service on our board.

Board Meetings

Our board held five meetings during fiscal year 2009. During fiscal year 2009 all directors attended at least 95% of the combined total of (i) all board meetings and (ii) all meetings of committees of the board of which the director was a member. The Chairman of the Board or his designee, taking into account suggestions from other board members, establishes the agenda for each board meeting and distributes it in advance to each member of the board. Each board member is free to suggest the inclusion of items on the agenda. The board regularly meets in executive session without management or other employees present. The Chairperson of the Nominating and Governance Committee, Spencer Davidson, presides over these meetings as our lead non-management director. The board has a policy that all directors attend the annual meeting of stockholders, absent unusual circumstances. Directors Arthur Altschul, Jr., Spencer Davidson, Stuart Diamond, Peter Knight, Michael Pietrangelo, Philip Schein, M.D., and Lottie Shackelford each attended the 2009 annual meeting telephonically. Jonah Shacknai attended the 2009 annual meeting in person.

Board Committees

Our board maintains a standing Audit Committee, Nominating and Governance Committee, Stock Option and Compensation Committee, Employee Development and Retention Committee and Compliance Committee. To view the charter of each of these committees please visit our website at www.Medicis.com. In addition, the charters for each of our committees are available in print to any stockholder who requests a copy. Please direct all requests to our Corporate Secretary, Medicis Pharmaceutical Corporation, 7720 North Dobson Road, Scottsdale, Arizona 85256-2740. The membership of all of our standing board committees as of the record date is as follows:

Employee
		Nominating	Stock Option		Development
		and	and		and
Director	Audit	Governance	Compensation	Executive	Retention	Compliance

Jonah Shacknai				**
Arthur G. Altschul, Jr.	**	**	**
Spencer Davidson		“C”	“C”	**
Stuart Diamond	“C”					**
Peter S. Knight, Esq.					**
Michael A. Pietrangelo		**		“C”		“C”
Philip S. Schein, M.D.	**
Lottie H. Shackelford			**		“C”	**

**	Member

“C”	Chairperson

Audit Committee

We have a standing Audit Committee. The Audit Committee has sole authority for the appointment, compensation and oversight of our independent registered public accountants and our independent internal auditors, and responsibility for reviewing and discussing, prior to filing or issuance, with our management and our independent registered public accountants (when appropriate) our audited consolidated financial statements included in our Annual Report on Form 10-K and earnings press releases. The Audit Committee carries out its responsibilities in accordance with the terms of its charter.

During fiscal 2009 and currently, Mr. Stuart Diamond (Chairperson), Dr. Philip S. Schein, and Arthur G. Altschul, Jr. serve as the members of the Audit Committee. The Audit Committee met nine times during fiscal 2009. In addition to all members of this committee being determined by our board to be independent under NYSE rules, our board has determined that all current Audit Committee members are financially literate under the listing standards of the NYSE and under the requirements of the SEC rules. Our board has also determined that Mr. Diamond qualifies as an “audit committee financial expert” as such term is defined by the SEC rules.

Nominating and Governance Committee

We have a standing Nominating and Governance Committee, or Nominating Committee. Spencer Davidson (Chairperson), Arthur G. Altschul, Jr. and Michael A. Pietrangelo serve as the members of the Nominating Committee. The Nominating Committee met four times in fiscal 2009. Our board has determined that each of the members of the Nominating Committee qualifies as an independent director under the NYSE rules. The purpose of the Nominating Committee is to make recommendations concerning the size and composition of our board and its committees, evaluate and recommend candidates for election as directors, develop, implement and review our corporate governance policies, and evaluate the effectiveness of our board. The Nominating Committee works with the board as a whole on an annual basis to determine the appropriate skills and characteristics required of board members in the context of the current make-up of the board and its committees.

Our entire board of directors is responsible for nominating members for election to the board and for filling vacancies on the board that may occur between annual meetings of the stockholders. The Nominating Committee is responsible for identifying, screening and recommending candidates to the entire board for board membership. In evaluating the suitability of individuals and establishing a diverse board of directors, the Nominating Committee considers many factors, including experience, wisdom, background, integrity, skills (such as understanding of finance and marketing), educational and professional background and training, and willingness and ability to devote adequate time to board duties. When formulating its board membership recommendations, the Nominating Committee also considers any advice and recommendations offered by our Chief Executive Officer or our stockholders. In determining whether to recommend a director for re-election, the Nominating Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the board. The Nominating Committee evaluates each individual in the context of the board as a whole, with the objective of recommending a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

The Nominating Committee will consider stockholder recommendations of candidates on the same basis as it considers all other candidates. Stockholder recommendations should be submitted to us under the procedures discussed in “Additional Matters — Stockholder Proposals and Nominations,” and should include the candidate’s name, age, business address, residence address, principal occupation or employment, the number of shares beneficially owned by the candidate, and information that would be required to solicit a proxy under federal securities law. In addition, the notice must include the recommending stockholder’s name, address, the number of shares beneficially owned and the time period those shares have been held.

Stock Option and Compensation Committee

We have a standing Stock Option and Compensation Committee, or Compensation Committee. Spencer Davidson (Chairperson), Arthur G. Altschul, Jr. and Lottie H. Shackelford serve as members of the Compensation Committee. The Compensation Committee met six times in fiscal 2009. Our board has determined that each of the members of the Compensation Committee qualifies as an independent director under the NYSE rules. The Compensation Committee reviews and establishes the compensation of our senior executives, including our Chief Executive Officer, on an annual basis, has direct access to third party compensation consultants and legal counsel, and administers our equity based plans, including the review and grant of stock options and restricted stock to all eligible employees and non-employee directors under our equity based plans. The Compensation Committee has delegated to a sub-committee of the board, comprised of Jonah Shacknai, the authority to grant not more than 40,000 shares of restricted stock and not more than 80,000 options to purchase common stock or Stock Appreciation Rights, annually, to employees who are not our executive officers, subject to specified per person limits and other terms and conditions. No awards were made in accordance with this authority during 2009. The guidelines for such delegation of authority are set forth under the caption “Compensation Discussion and Analysis — Policies and Practices with Respect to Equity Compensation Award Determinations.”

For compensation decisions relating to our executive officers, other than our Chief Executive Officer, our Compensation Committee considers the recommendations of our Chief Executive Officer, which are based in part on written assessments of each executive officer’s performance during the year, discussions between him and each executive officer, his observations of the executive officer’s performance during the year, the recommendations of our Senior Vice President, Human Resources and third party compensation consultants, and competitive pay practices. For compensation decisions relating to our Chief Executive Officer, the Compensation Committee considers a written summary of our annual performance prepared by our Chief Executive Officer, their observations and assessments of our Chief Executive Officer’s performance and competitive pay practices.

In early 2009, the Compensation Committee conducted its annual review of the salary, bonus and equity compensation paid to our executive officers, including our Chief Executive Officer. In conducting this review, management, at the direction of the Compensation Committee, employed the services of Watson Wyatt, a nationally recognized independent consulting firm specializing in compensation matters. The compensation consultant reported primarily to and worked directly with our Senior Vice President, Human Resources. To aid the Compensation Committee in its review, Watson Wyatt prepared an assessment of the total direct compensation packages of our executive officers. During 2009, Watson Wyatt only performed services related to executive compensation and did not perform any other services for the Compensation Committee, management or us.

During the fall of 2009, the Compensation Committee reviewed its compensation consultant alternatives, considered a number of compensation consulting firms and ultimately selected and engaged Compensia, Inc. (“Compensia”) to assist the Compensation Committee with its review of salary, bonus and equity compensation to be paid to our executive officers for 2010 as well as other services and support as needed. Compensia provided no other services to us during 2009.

For further information on the Compensation Committee’s processes and procedures used in the determination of our executive officers’ compensation, including our equity based awards policies and procedures, please see “Executive Compensation — Compensation Discussion and Analysis.”

Executive Committee

We have a standing Executive Committee. During fiscal 2009 and currently, Michael A. Pietrangelo (Chairperson), Spencer Davidson and Jonah Shacknai serve as members of the Executive Committee. The Executive Committee consults informally on business issues periodically throughout the year. The Executive Committee is authorized to exercise the rights, powers and authority of the board of directors between board meetings.

Employee Development and Retention Committee

We have a standing Employee Development and Retention Committee. During fiscal 2009 and currently, Lottie H. Shackelford (Chairperson) and Peter S. Knight serve as members of the Employee Development and Retention Committee. The Employee Development and Retention Committee met four times in fiscal 2009. The Employee Development and Retention Committee provides guidance to our board of directors concerning the recruiting and outreach efforts to attract a diverse job candidate pool, hiring, training, promotion and retention of employees, as well as addressing specific issues or problems that arise relating to employee development and retention.

Compliance Committee

We have a standing Compliance Committee, which we formed during fiscal 2008. Michael A. Pietrangelo (Chairperson), Stuart Diamond and Lottie H. Shackelford are the members of the Compliance Committee. The Compliance Committee assists the board of directors in providing oversight and guidance over our compliance program with respect to legal and regulatory compliance, including reviewing our polices and practice regarding clinical research, product quality, environmental protection and research and development. The Compliance Committee is charged with reviewing our compliance policies and practices and monitoring our compliance in the areas of legal and social responsibility. The Compliance Committee met four times in fiscal 2009.

Risk Oversight

Our board of directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. The involvement of the full board in determining our business strategy is a key part of its assessment of management’s risk tolerance and also a determination of what constitutes an appropriate level of risk for Medicis. While our board has the ultimate oversight responsibility for the risk management process, various committees of the board also have the authority and obligation to discuss with management, and assist the board with, our policies regarding risk assessment and exposure and the steps taken to manage and oversee our risk. For example, the Audit Committee focuses on financial risk exposures, the Compensation Committee reviews risks related to our compensation plans, policies and programs, and our Compliance Committee assists the board in its oversight of legal and regulatory compliance and related risks.

In 2010, our management completed a risk assessment of our compensation policies and practices to determine whether any risks arising from our compensation policies and practices for employees, including non-executive officers, are reasonably likely to have a material adverse effect on the Company and presented its findings to the Compensation Committee. The Compensation Committee reviewed this assessment and the various incentive and other compensation programs and practices throughout the Company and the processes for implementing these programs. We believe that our compensation policies and practices for employees are not reasonably likely to have a material adverse effect on the Company.

Communication with the Board

Interested persons, including stockholders, may communicate with our board of directors, including the non-management directors, by sending a letter to our Corporate Secretary at our principal executive offices at 7720 North Dobson Road, Scottsdale, Arizona 85256-2740. Our Corporate Secretary will submit all correspondence to the lead non-management director and to any specific director to whom the correspondence is directed.

Code of Ethics and Business Conduct

Our board of directors has adopted a code of business conduct and ethics that applies to all of our employees, executive officers and directors. Our code of business conduct and ethics can be found in the corporate governance section of our website at www.Medicis.com. In addition, our code of business conduct is available in print to any stockholder who requests a copy. Please direct all requests to our Corporate Secretary, Medicis Pharmaceutical Corporation, 7720 North Dobson Road, Scottsdale, Arizona 85256-2740. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of such provisions, applicable to our directors and executive officers, at the same location on our website identified above.

Compensation of Directors

Our Chief Executive Officer does not receive additional compensation for his service as a director. The table below summarizes the compensation received by our non-employee directors for the year ended December 31, 2009.

Director Compensation Table

	Fees Earned
	or Paid in	Option
Director	Cash(1)	Awards(2)(3)	Total

Arthur G. Altschul, Jr.	$30,000	$108,903	$138,903
Spencer Davidson	35,000	108,903	143,903
Stuart Diamond	43,000	108,903	151,903
Peter S. Knight, Esq.	25,000	108,903	133,903
Michael A. Pietrangelo	40,000	108,903	148,903
Philip S. Schein, M.D.	30,000	108,903	138,903
Lottie H. Shackelford	33,000	108,903	141,903

(1)	Each non-employee director is entitled to receive an annual retainer fee of $25,000. The chairperson of the Audit Committee is entitled to receive an additional annual retainer fee of $15,000 and the other members of the Audit Committee are entitled to receive an additional annual retainer fee of $5,000. The chairperson of the Compliance Committee is entitled to receive an additional annual retainer fee of $10,000 and the other members of the Compliance Committee are entitled to receive an additional annual retainer fee of $3,000. The chairperson of any other committee of the board is entitled to receive an additional annual retainer fee of $5,000. The members of the board also are entitled to reimbursement of their expenses incurred in connection with attendance at board and committee meetings and conferences with our senior management. Retainer fees are typically paid in advance, in six-month or twelve-month amounts. We pay our fees in advance, and thus the amount of fees paid to non-employee directors during 2009 was for the twelve-month period from April 1, 2009 to March 31, 2010. Fees related to the period prior to April 1, 2009 were paid to non-employee directors during 2008.

(2)	The amounts shown equal the grant date fair value of the stock options computed in accordance with FASB ASC Topic 718. The grant date fair value of the grant on May 19, 2009 of options to purchase 15,000 shares of our common stock was approximately $7.26, as computed in accordance with FASB ACS Topic 718. The grant date fair value was determined using the Black-Scholes option valuation model with the following assumptions: exercise price of $15.89, market price of $15.89, expected volatility of 0.46%, risk free interest rate of 2.8%, expected option life of 7 years, and expected dividend yield of 1.0%.

Pursuant to the automatic grant provisions of our 2006 Incentive Award Plan, as amended (the “2006 Incentive Award Plan”) on the date of each annual meeting, each non-employee director who continues to serve as a director following the annual meeting is automatically granted options to purchase 15,000 shares of our common stock. The exercise price of these stock options is 100% of the closing sale price of our common stock on the grant date and the stock options must be exercised within seven years from the grant date. Each option vests and becomes exercisable for all of the shares of common stock subject to such option upon the earlier of (i) the one-year anniversary of the grant date of such option or (ii) the next annual meeting at which one or more members of the board are standing for re-election, subject in either case to the non-employee director’s continued service on the board through such date.

In addition, in accordance with the terms of the 2006 Incentive Award Plan, the administrator may substitute for all or part of the automatic option grant, shares of restricted stock or restricted stock units, in an amount that does not exceed the amount determined by awarding one share of restricted stock or one restricted stock unit for each two automatic option shares being replaced. Any such restricted stock awards or restricted stock unit awards will vest over a period of not less than three years from the grant date of the award pursuant to a vesting schedule determined by the administrator.

(3)	The following table sets forth the number of vested and unvested options held by each of our non-employee directors as of the end of our 2009 fiscal year. None of our non-employee directors held any unvested restricted stock awards as of the end of our 2009 fiscal year.

Options Outstanding at
Director	12/31/2009

Arthur G. Altschul, Jr.	160,500
Spencer Davidson	160,500
Stuart Diamond	127,000
Peter S. Knight, Esq.	174,000
Michael A. Pietrangelo	181,500
Philip S. Schein, M.D.	127,000
Lottie H. Shackelford	181,500

The Compensation Committee sets the compensation of all directors in accordance with the Compensation Committee charter. Our directors’ compensation arrangement was adopted following the recommendation of the Compensation Committee and was in accordance with guidelines established by an independent consulting firm. We believe that compensation for non-employee directors should be competitive and should encourage increased ownership of our common stock through the payment of a portion of director compensation in options to purchase our common stock.

Director Stock Ownership Guidelines

In February 2007, the Compensation Committee implemented stock ownership guidelines for ownership of our equity by our directors. In accordance with these guidelines, our directors must maintain a market value of equity ownership in Medicis equal to two times their annual retainer. Each director was given a two-year period to accumulate ownership of the required multiple of his or her annual retainer. Any newly appointed director will have a two-year period measured from the date of appointment to accumulate ownership of the required multiple of their annual retainer. Pursuant to the guidelines, our directors’ annual retainers, as of August 1st of each year, or partial year for newly appointed directors, are compared to their accumulated ownership of our equity on August 1st based on a share price equal to the average closing price of our common stock for the previous 30 trading days. On August 1, 2009, Messrs. Davidson, Knight and Pietrangelo met these ownership guidelines. As of December 31, 2009, Messrs. Davidson, Diamond, Knight, Pietrangelo and Schein, and Ms. Shackelford met these ownership guidelines. The Compensation Committee intends to review on an annual basis the status of equity ownership of our directors as of August 1st of each year.

Only shares as to which the director has voting rights are counted toward the satisfaction of the guidelines. Thus, shares of restricted stock, whether or not vested, count in satisfying these guidelines, while shares underlying options, whether vested or not, do not count. Once in compliance with the required market values, fluctuations in stock prices during blackout periods would not cause directors to fail to comply with this policy.

ITEM 2

RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of our board of directors has selected Ernst & Young LLP (“Ernst & Young”) as our independent registered public accountants for the year ending December 31, 2010, and has further directed that management submit the selection of independent registered public accountants for ratification by the stockholders at the annual meeting. A representative of Ernst & Young is expected to be present at the annual meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young as our independent registered public accountants is not required by our bylaws or otherwise. However, the board is submitting the selection of Ernst & Young to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in our and our stockholders best interests.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL 2010.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
AND CERTAIN BENEFICIAL OWNERS

The following table shows ownership of our common stock on March 19, 2010, based on 60,327,395 shares of common stock outstanding on that date, by (i) each person known to us to own beneficially more than five percent (5%) of our capital stock; (ii) each director and nominee; (iii) our Chief Executive Officer, our Chief Financial Officer, each of our next three most highly compensated executive officers for the year ended December 31, 2009 (collectively the “named executive officers”); and (iv) all of our directors and executive officers as of March 19, 2010, as a group. Except to the extent indicated in the footnotes to the following table, the person or entity listed has sole voting and dispositive power with respect to the shares that are deemed beneficially owned by such person or entity, subject to community property laws, where applicable:

			Rights to
	Shares of		Acquire	Total Shares	Percentage of
	Common		Common	Beneficially	Outstanding
Name	Stock		Stock(1)	Owned	Common Stock(2)

Directors and Named Executive Officers
Jonah Shacknai	1,286,874	(3)	1,676,625	2,963,499	4.8%
Arthur G. Altschul, Jr.	0		145,500	145,500	*
Spencer Davidson	5,000		145,500	150,500	*
Stuart Diamond	3,850		112,000	115,850	*
Peter S. Knight, Esq.	7,810		159,000	166,810	*
Michael A. Pietrangelo	36,612		166,500	203,112	*
Philip S. Schein, M.D.	3,500		112,000	115,500	*
Lottie H. Shackelford	3,700		166,500	170,200	*
Joseph P. Cooper	223,361	(4)	208,950	432,311	*
Jason D. Hanson	267,913	(5)	0	267,913	*
Richard D. Peterson	175,546	(6)	188,510	364,056	*
Mark A. Prygocki	293,187	(7)	402,698	695,885	1.1%
All current executive officers and directors (including nominees) as a group (12 persons)	2,307,353		3,483,783	5,791,136	9.1%
5% Beneficial Owners
BlackRock, Inc.(8)	8,259,896		0	8,259,896	13.7%
Merrill Lynch & Co., Inc.(9)	3,224,938		0	3,224,938	5.5%

*	Less than 1%.

(1)	Represents shares which the person or group has a right to acquire within sixty (60) days of March 19, 2010, upon the exercise of options.

(2)	Based on 60,327,395 shares of common stock outstanding on March 19, 2010, including an aggregate of 2,114,284 unvested shares of restricted stock. Shares of common stock subject to options which are currently exercisable or which become exercisable within sixty (60) days of March 19, 2010 are deemed to be outstanding and beneficially owned by the person holding such options for the purposes of computing the percentage of ownership of such person but are not treated as outstanding for the purposes of computing the percentage of any other person.

(3)	Includes 487,621 shares of unvested restricted stock and 23,000 shares pledged by Mr. Shacknai.

(4)	Includes 182,768 shares of unvested restricted stock.

(5)	Includes 242,297 shares of unvested restricted stock.

(6)	Includes 163,152 shares of unvested restricted stock and 101 shares held indirectly under the Medicis 401(k) plan.

(7)	Includes 235,815 shares of unvested restricted stock and 545 shares held indirectly under the Medicis 401(k) plan.

(8)	According to a Schedule 13G/A filed with the SEC on January 8, 2010 by BlackRock, Inc., a parent holding company (“BlackRock”), on behalf of its investment advisory subsidiaries consisting of BlackRock Advisors LLC, BlackRock Advisors (UK) Limited, BlackRock Asset Management Australia Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Japan Limited, BlackRock Capital Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management, LLC, BlackRock International Ltd., BlackRock Investment Management UK Ltd., and State Street Research & Management Co. that hold the securities. Each such investment advisor exercises voting and investment powers with respect to its portfolio securities. BlackRock has shared voting and dispositive power with respect to all 8,259,896 shares. The address for BlackRock, Inc. is 40 East 52nd Street New York, NY 10022.

(9)	According to a Schedule 13G filed with the SEC on February 7, 2006 by Merrill Lynch & Co., Inc., a parent holding company (“ML&Co.”), on behalf of Merrill Lynch Investment Managers (“MLIM”), an operating division of ML&Co. comprised of ML&Co.’s indirectly-owned asset management subsidiaries. The indirectly-owned subsidiaries of ML&Co. which hold these securities are the following investment advisors: (i) Federated Equity Management Company of PA, (ii) Gartmore Mutual Fund Capital Trust, (iii) IQ Investment Advisors, LLC, (iv) Merrill Lynch Investment Managers Ltd., (v) Fund Asset Management, L.P., (vi) Merrill Lynch Investment Managers, L.P., and (vii) Pacific Life Insurance Company. Each such investment advisor exercises voting and investment powers with respect to its portfolio securities. The address for Merrill Lynch and MLIM is World Financial Center, North Tower, 250 Vesey Street, New York, New York 10381.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section discusses the compensation policies and programs for our named executive officers, including our Chief Executive Officer, our Chief Financial Officer, and each of our three next most highly compensated executive officers for the year ended December 31, 2009.

The Stock Option and Compensation Committee, or Compensation Committee, of our board of directors is responsible for, among other things, the oversight and determination of the compensation of our named executive officers and the administration of our equity incentive plans.

Executive Summary

We pay and reward our executives primarily based on the following criteria:

•	proven skills and abilities to do the job;

•	targeted financial results; and

•	performance of the executive or his area of responsibility.

Our strategy has been to provide the compensation necessary to acquire and retain talented executives with proven experience, to provide annual incentive bonus opportunities that are tied to the successful accomplishment of our operating goals, and to provide competitive rewards that are commensurate with the skills of our executive talent, the appropriate comparable market and results delivered. We believe it is important to provide total target cash compensation levels that are at or above the 75th percentile of our market data in order to attract and motivate qualified executives while rewarding for performance based on corporate objectives. We manage long-term equity compensation to ensure an appropriate burn rate and reduction in our historic dilution levels, while still providing alignment of interests between our executives and our stockholders. Supplemental compensation and benefits such as retirement plans and deferred compensation plans are not awarded to executives. A significant portion of our executive total pay mix is tied to variable and equity compensation. For our Chief Executive Officer, we maintain a higher emphasis on long-term equity compensation to tie his interests more directly with those of our stockholders and to put a greater percentage of his compensation at risk based on our performance. The following chart illustrates the total target direct compensation pay mix for 2009.

The foregoing chart does not give effect to actual bonuses granted, including discretionary bonuses granted, for 2009.

Fiscal 2008 was a year of challenges, yet positive results, as revenues increased by 13.2% compared to 2007 to achieve an all-time record, while adjusted non-GAAP EBITDA increased by 10.7% compared to 2007. Our 2008 financial performance was one of the factors that the Compensation Committee took into account in modestly increasing 2009 base salaries, setting the 2009 bonus program performance goals, and increasing the value and amount of equity awards granted. Base salaries for 2009 were increased slightly over the prior year, averaging an approximate 2.8% increase.

Similar to many of our peers, general economic and stock market conditions influenced the decline of our stock price in 2008. Accordingly, the value of the outstanding equity held by our top executive officers and stockholders declined during that time commensurately. With 88.8% of all outstanding stock options held by executive officers out-of-the-money at December 31, 2008 and retention issues more pronounced given the merger and acquisition activity in our industry, the Compensation Committee shifted its philosophy and modified its equity award grant practices for 2009 by granting shares of restricted stock with a value above the 75th percentile. As a result, both the number of shares of restricted stock issued in 2009 and their grant date fair value were appreciably greater than in 2008. The Compensation Committee also implemented a cash based stock appreciation rights program for non-executive officers to promote retention, to address the decline in value due to their out-of-the-money stock options and to manage our burn rate.

In fiscal 2009, despite the extraordinarily challenging year for the global economy, we reported the largest revenues in our 21-year history. We also exceeded our earnings guidance for the year, even in the face of generic competition for a major product. We experienced growth in our U.S. aesthetics franchise with the launch of DYSPORTtm, coupled with strong performance by the RESTYLANE® franchise. We also launched our LIPOSONIXtm system in Canada. We ended 2009 with the following positive financial results:

•	revenues increased 10.7% compared to adjusted 2008 revenues; and

•	EBITDA increased by 202.0% compared to 2008, while adjusted non-GAAP EBITDA increased by 10.7% compared to 2008.

As indicated, our 2009 revenue and adjusted non-GAAP EBITDA operating results were strong and, accordingly, our annual cash incentive plan, which is based on our performance against pre-established targets for these financial metrics, paid out at 105% of target for 2009. The adjustments made to our GAAP derived EBITDA represented the removal of certain expenses and gains as described under Annual Performance-Based Cash Bonuses below. While most of our executive officers were paid bonuses equal to the 105% performance earned under our annual cash incentive plan, the Compensation Committee also authorized discretionary bonuses as follows:

Named Executive Officer	Position	Discretionary Bonus

Jason D. Hanson	EVP, General Counsel, Corporate Secretary	$308,062
Richard D. Peterson	EVP, Chief Financial Officer and Treasurer	$27,437
Mark A. Prygocki	EVP, Chief Operating Officer	$250,000

In awarding these bonuses the Compensation Committee considered the extraordinary efforts and results accomplished during the year with regard to our intellectual property/franchise protection, largely with respect to SOLODYN®, and to recognize the accomplishments by Mr. Prygocki in his first full year as Chief Operating Officer.

Overview of Compensation Philosophy & Objectives

As described in more detail below, our compensation philosophy emphasizes programs and values to our executives that are designed to reward executive officers for both short and long-term performance.

Objective	How it Applies to Medicis’ Executive Compensation Program

Provide total direct compensation, which includes base salary, annual cash incentive and equity based long term incentives, that enables us to effectively attract and retain on a long term basis high-performing executive talent.
All pay levels and actions are considered against practices in our comparable market. Base salaries and annual cash incentive opportunities are set at or above the 75th percentile of our market data, while equity compensation has historically been set at the 60th percentile, thereby providing total direct compensation between the 50th and 75th percentile of our market data. In 2009, due to the market conditions, our financial performance and the retention issues presented, the Compensation Committee increased the value of equity awards granted and shifted to provide total direct compensation at or above the 75th percentile of our market.
Provide a compensation program that is designed to reward executive officers for the attainment of our financial and business objectives.	Our annual cash incentive plan pays rewards for achievement of revenue and EBITDA objectives, equally weighted, which are pre-established by our Compensation Committee based on the budget that is approved by the Board at the commencement of each year. The Compensation Committee has the discretion to reduce bonus payments for any executive based on the performance of the executive. The Compensation Committee may also from time to time reward additional discretionary bonuses to an executive officer after its review of his performance and the performance of his area of responsibility.
Provide equity based long-term incentive compensation that focuses our executive officers’ efforts on building stockholder value by aligning their interests with the long-term interests of our stockholders.
We grant time-based restricted stock so that our executive officers are directly aligned with the objectives and gains of our stockholders. Further, our executive officers are required to fulfill stated ownership guidelines so that they always have a significant amount of worth (eight times base salary for our Chief Executive Officer and four times base salary for our other executives) tied to our success.
Ensure that executive officers devote their best interests in attracting and negotiating successful business transactions for our stockholders without concern for their personal prospects.	We provide change of control and related severance benefits to encourage retention in the face of a major transaction because of the security of having value delivered in the form of accelerated equity regardless of whether or not the employee is subsequently terminated. The cash severance benefits and tax gross up payments are payable only upon certain qualifying terminations and reward the officer for past service and through any change in control transition period.
De-emphasize perquisites and executive benefits.	We do not offer deferred compensation or supplemental retirement benefits to our executive officers, and they participate in the same group health and welfare benefit plans as available to all other employees.

Compensation Allocation

In designing and administering our executive compensation programs, we attempt to strike an appropriate balance among our compensation objectives. Our executive officers’ compensation is currently composed of base salary, annual performance-based cash bonuses, equity based long-term incentive awards, and severance and change of control benefits. Each of these elements is an integral part of and supports our overall compensation objectives. Base salaries and severance benefits form a stable part of our executive officers’ compensation package and provide a degree of financial security for our executive officers and enable us to attract high-performing executive talent, promote executive retention and reward individual performance. Our annual performance-based cash bonuses and equity based long-term incentive awards form a significant portion of our executive officers’ compensation package. These awards provide compensation in the form of cash and equity that is variable and at risk and provides incentives to reward both our short-term and long-term performance. Our annual performance-based cash bonuses reward successful achievement of pre-established short-term financial and corporate objectives, while taking into account individual performance. Our long-term equity incentive awards, which have shifted over time to consist solely of shares of restricted stock, insure that our executive officers have a stake in our long-term success by providing an incentive to increase our stock price over an extended time period and align our executive officers’ interests with stockholder long-term interests. Our change in control benefits are designed to ensure that our executives devote their best interests in attracting and negotiating the best transactions for our stockholders without worrying about their personal prospects.

Determination of Compensation

The Compensation Committee annually reviews and determines the total direct compensation to be provided to our executive officers and certain other officers. Our Chief Executive Officer makes recommendations regarding the compensation packages for the officers (other than himself), as more fully described below. In its review of these recommendations and in establishing each of the elements of total direct compensation for each of our executive officers, the Compensation Committee considers several factors, including each officer’s role and responsibilities, an assessment of our financial performance, Mr. Shacknai’s assessment of each individual’s performance, other significant accomplishments, and the competitive market data applicable to each officer’s position and functional responsibilities.

Competitive Market Data and Independent Compensation Consultant

At the end of 2008 and the beginning of 2009, the Compensation Committee updated its review of the base salary, annual cash incentive and equity based long term compensation paid to our executive officers, including our Chief Executive Officer. In conducting this review, the Compensation Committee similarly retained the services of Watson Wyatt, a nationally recognized compensation consulting firm specializing in compensation matters, who assisted the Compensation Committee in its review in February 2008. Watson Wyatt provided no other services to the company during 2009. In early 2009, the Compensation Committee reviewed the base salary, annual cash bonuses, equity based long-term incentives and total direct compensation of our executive officers as compared to market data prepared by the compensation consultant based on a peer group comprised of seventeen companies and two published surveys. The consultant derived market ranges at the 50th percentile and at the 75th percentile for each of base salary, total targeted cash compensation, long term incentives and total direct compensation. The compensation paid by the peer group within these ranges are referred to herein as our market data. In compiling these market ranges, the consultant took the median value for each element of compensation at the 50th and 75th percentile from the peer group and from the survey data, weighted them equally, and then created a market range to reflect a band of +/- 10% around each such median value.

The peer group companies and the published surveys, which are equally weighted in the analysis, used in the consultant’s analysis as reviewed by the Compensation Committee in February 2009 are set forth below.

Peer Group
Trailing Twelve Month
Net Sales(1)
Company	(in millions)
Alkermes	$226
Allergan	$4,333
Biovail Corp.	$787
Cephalon	$1,824
Chattem	$450
Cubist Pharmaceuticals	$355
Endo Pharmaceuticals	$1,170
King Pharmaceuticals	$1,907
KV Pharmaceutical	$636
Mentor Corp.	$383
Par Pharmaceutical	$636
QLT	$85
Salix Pharmaceuticals	$215
Sepracor	$1,236
Valeant Pharmaceuticals Intl.	$849
Warner Chilcott	$918
Watson Pharmaceuticals	$2,472

17 Peers with median net sales of	$787

Medicis	$525

(1)	Net sales as reported as of November 10, 2007.

Published Surveys
Survey Name	Survey Cut
Watson Wyatt Data Services	Pharmaceuticals and Bio-technology (Regression $500M Revenue size)
SIRS Executive Compensation Survey	Custom

The Compensation Committee believes that our peer group represents an appropriate diversification of companies larger and smaller then us and are closely aligned with our industry. The consultant’s report noted that our trailing twelve month net sales were at approximately 33% of the peer group, our trailing twelve month EBITDA approximated the median level of the peer group, and our market cap was at approximately 32% of the peer group. The Compensation Committee, with the help of senior management and its compensation consultant, annually reviews the list of our peer group companies and the criteria and data used in compiling the list, and considers modification to the group. The 2009 peer group was the same peer group as used in the 2008 compensation review, except that four companies, Adams Respiratory, Bradley Pharmaceuticals, MGI Pharma and Sciele Pharma, were excluded due to their involvement in merger and acquisition activity and three new companies, Alkermes, Cubist Pharmaceuticals and Watson Pharmaceuticals, were added to maintain a balance between both larger and smaller companies.

The Compensation Committee engaged a new compensation consultant, Compensia, in November 2009, to assist them with their review of salary, bonus and equity compensation to be paid to our executive officers for 2010 as well as other services and support as needed. Compensia provided no other services to us during 2009.

Benchmarking to our Peer Group

The Compensation Committee believes it is important to provide total target cash compensation that is at or above the 75th percentile of our market data in order to attract and motivate qualified executives in this important period of our growth while rewarding for performance based on corporate objectives. The components included in total target cash compensation are base salary and target annual bonus. For 2008, our equity based long-term incentive compensation was, in the aggregate, positioned from slightly below 50th percentile to the 60th percentile of our market data, resulting in total direct compensation falling between the 50th and 75th percentiles of our market data. The following table shows the position of our named executive officers’ compensation as of the end of 2008 relative to the market data used by the Compensation Committee for their early 2009 determinations. Long term incentive compensation is based on 2008 restricted stock grants, with values based on the market price on the date of grant.

		Target Total	Long Term	Actual Total
Named Executive		Cash	Incentive	Direct
Officer	Position	Comp	Comp	Comp

Jonah Shacknai	CEO	>P75	<P50	P50
Joseph P. Cooper	EVP, Corp Dev.	>P75	P60	P60
Jason D. Hanson	EVP, GC	>P75	P60	P75
Richard D. Peterson	EVP, CFO	P75	<P50	P50
Mark A. Prygocki	EVP, COO	>P75	P60	P75

In early 2009, in view of the market conditions and the Compensation Committee’s concern over the retention value of the equity award component of the total compensation package, and in light of our continued strong financial performance for 2008, the Compensation Committee modified its equity award grant practices for 2009 and granted equity awards with values exceeding the 75th percentile of our market data, which resulted in our named executive officers’ total target direct compensation for 2009 being at, or in some cases substantially above, the 75th percentile of our market data.

Annual Performance Reviews

Jonah Shacknai, our Chairman and Chief Executive Officer, recommends to the Compensation Committee proposed adjustments to salaries and bonus determinations for each executive officer (other than himself) based, in part, on the market data. Each executive provides Mr. Shacknai with an assessment of his performance during the year, including significant accomplishments. Mr. Shacknai’s recommendations to the Compensation Committee are based in part on these assessments of each executive’s performance during the year, discussions between Mr. Shacknai and each executive, and Mr. Shacknai’s observations of the executive’s performance during the year. Mr. Shacknai also reviews the market data prepared by the compensation consultant in making his recommendations.

Mr. Shacknai also prepares a written summary of our annual performance addressing such areas as financial results, product development and sales, research and development programs and accomplishments, regulatory compliance, corporate development activities, and organizational staffing and employee development. The Compensation Committee utilizes this information along with their own observations and assessments of Mr. Shacknai and our performance, as well as the market data to evaluate Mr. Shacknai’s performance and determine his compensation.

Components of Compensation

During 2009, our executive officers’ total direct compensation was composed of base salary, annual performance-based cash bonuses and restricted stock. In addition, certain perquisites valued under $10,000 in aggregate may have also been provided to certain named executive officers during the year.

Base Salary

Base salaries support our security objective by providing our executive officers with a degree of financial certainty and stability that is independent of our performance. In order to attract and retain high-performing executive talent and to remain competitive within the market place for talent, the Compensation Committee targets base salaries at or above the 75th percentile of our market data. At the commencement of each year, the Compensation Committee reviews and determines the base salaries of our Chief Executive Officer and other named executive officers. Base salaries are also established or reviewed in the case of new hires, promotions or other significant changes in responsibilities. In each case, the salary of an executive officer is determined by the scope and impact of the position to us, individual experience, talents and expertise, tenure with us, cumulative contribution to our success, and individual performance as it relates to effort and achievement of progress by the executive officer toward our immediate and long-term goals. The Compensation Committee also receives the market data from our compensation consultant. The base salaries of our executives, other than our Chief Executive Officer, were increased an average of 2.98% effective January 1, 2009, as illustrated in the table below. The salary increases were intended to approximate cost of living increases. Our Chief Executive Officer suggested to the Compensation Committee, and the committee concurred, that he not receive a salary increase in order to facilitate distribution of the budget for salary increases to the other officers and employees.

				Approximate Market
Named Executive Officer	2008 Salary	2009 Salary	Percent Increase	Position of 2008 Salary

Jonah Shacknai	$1,100,000	$1,100,000	0.0%	P75
Joseph P. Cooper	457,000	475,000	3.9%	P60
Jason D. Hanson	468,000	485,000	3.6%	P75
Richard D. Peterson	420,000	435,000	3.6%	P50
Mark A. Prygocki	535,000	550,000	2.8%	>P75

Annual Performance-Based Cash Bonuses

The primary purpose of our annual performance-based cash bonuses is to motivate our executive officers to meet or exceed our annual business and financial objectives.

The Compensation Committee maintains an annual cash bonus program for our executive officers and other specified employees in which the payment of cash bonus awards is contingent upon us achieving one or more specified performance goals pre-established by the Compensation Committee. The Compensation Committee also has discretion to reduce a bonus award based on its review of the performance of the individual. This program is implemented under our 2006 Incentive Award Plan and is intended to provide “performance-based” compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended.

The target bonus opportunity for an executive officer is expressed as a percentage of the executive’s salary as of the last day of the performance period, and target percentages have remained unchanged since the bonus program was implemented in 2005. The target bonus opportunity for our Chief Executive Officer equals 90% of his salary, and the target bonus opportunity for each of our Executive Vice Presidents, including each of our other named executive officers, equals 75% of his salary, as in effect on the last day of the performance period. Bonus payments may range from 0% to 200% of the target bonus opportunity. Thus, the maximum bonus award for the Chief Executive Officer could be 180% of his salary and the maximum bonus award for each Executive Vice President could be 150% of his salary; provided that in no event may any executive officer receive a bonus in excess of $2,000,000.

For the 2009 fiscal year, the performance goals were based on achieving revenue and adjusted non-GAAP EBITDA targets, which performance measures were weighted equally. These are the same performance measures and weightings as for the 2008 and 2007 bonus programs. The Compensation Committee believes these are the most appropriate performance measures to align the executive’s objectives with our annual objectives and the interests of our stockholders, as these measures are intended to encourage top line performance, expense containment and operating profitability. In February 2009, after consulting with senior management and taking into account our business plan, the Compensation Committee set target revenue for fiscal year 2009 at $610 million and target adjusted non-GAAP EBITDA for fiscal year 2009 at $172 million. These goals represented meaningful increases from 2008 especially in light of the poor economy and increased generic competition for certain of our products.

The Compensation Committee determined to use an adjusted EBITDA measure to eliminate: (i) the impact of all impairment charges recognized by us in connection with investments in Revance Therapeutics, Inc., as determined in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”); (ii) the impact of non-budgeted expenses associated with business development transactions and the impact of related ongoing expenses on EBITDA; (iii) the impact of subsequent accounting changes required by GAAP or other regulatory agencies; (iv) the impact of any litigation or regulatory settlements; and (v) the impact of all subsequent other charges for restructuring, extraordinary items, discontinued operations, non-recurring items and the cumulative effect of accounting changes required by GAAP, each as defined in GAAP. Consequently, our reported GAAP numbers will differ from the number used to determine EBITDA performance under our annual cash incentive program. A reconciliation is provided to and approved by the Compensation Committee in connection with the approval of the bonuses payable and as described below.

As shown in the table below and as in previous years, no bonus was payable under the 2009 bonus program if our actual performance was less than 70% of the revenue target and less than 70% of the adjusted non-GAAP EBITDA target. Each performance measure (i.e., revenue and adjusted non-GAAP EBITDA) is given equal weighting in determining the total bonus payout. Payouts pursuant to each performance measure are determined separately and then combined for the total bonus payable. Threshold payout is based on 70% or greater of target performance for only one criteria, resulting in total payment of 25% of target bonus opportunity (50% performance under one criteria, weighted 50%). At 118% or greater of target performance for revenue and at 130% or greater of target performance for adjusted non-GAAP EBITDA, a maximum of 200% of target bonus opportunity is payable for that criteria. The Compensation Committee believed these targets were appropriate in order to establish aggressive yet attainable objectives for revenue that, if achieved, would result in incentive payout commensurate with results achieved and that the percentage increases for revenues and EBITDA are not co-related given the larger amount of revenue needed to achieve the same higher percentage.

	% of Target Achieved
% of Target Achieved	for Adjusted Non-GAAP	% of Target Bonus Amount
for Revenue	EBITDA	for that Criteria

<70%	<70%	0%
70%	70%	50%
75%	75%	75%
80%	80%	80%
85%	85%	90%
90%	90%	95%
100%	100%	100%
103%	105%	110%
106%	110%	115%
109%	115%	120%
112%	120%	125%
115%	125%	130%
>118%	>130%	200%

Adjusted EBITDA Results.  For 2009, we achieved adjusted non-GAAP EBITDA of $194.0 million reflecting 112.8% achievement against target. This result reflects adjustments totaling $32.8 million that were added back to our reported EBITDA of $161.2 million. Components of the adjustments included the following:

•	a $2.9 million impairment charge recognized in connection with our investment in Revance Therapeutics, Inc.;

•	$33.4 million of net expenses associated with business development transactions associated with strategic growth initiatives designed to promote long term returns, including our joint development agreement with Impax Laboratories, Inc., our joint development agreement with Perrigo Israel Pharmaceuticals Ltd. and

Perrigo Company, our license and settlement agreements with Glenmark Generics Ltd. and Glenmark Generics, Inc., USA, and our license agreement with Revance Therapeutics, Inc.;

•	a $0.2 million charge associated with a legal settlement;

•	a $2.2 million gain on the sale of Medicis Pediatrics, Inc. to BioMarin Pharmaceutical, Inc.; and

•	a $1.5 million realized gain on the sale of certain of our auction rate floating securities investments.

Revenue Results.  For 2009, we achieved revenue of $571.9 million, reflecting 93.8% achievement to our revenue target of $610 million. Revenues for 2009 were negatively impacted by unauthorized generic SOLODYN® products that were sold into the distribution channel by Teva Pharmaceutical Industries, Ltd. and Sandoz, Inc., prior to the consummation of settlement agreements between us and those respective companies.

Based on 93.8% achievement of our revenue target, which resulted in earning 95% of the target bonus opportunity for that performance measure, and 112.8% achievement of our adjusted non-GAAP EBITDA target, which resulted in earning 115% of the target bonus opportunity for that performance measure, and given 50% weighting for each performance measure, a maximum bonus payment equal to 105% of target bonus opportunity was payable in 2009 based our financial performance.

Actual cash bonus payable for 2009 to an executive officer is confirmed based on a review of individual performance. Under our annual cash bonus program, individual performance can only result in a decrease to the bonus amount that is payable based on the financial performance measures discussed above. At the commencement of the year, the Compensation Committee approved four individual performance categories and weighting for each executive officer as a general guide for any year-end performance-based bonus adjustments, as follows:

Individual Performance Categories

Jonah Shacknai Chairman and Chief Executive Officer	55% Financial/Strategic	25% R&D Milestones	10% Doctor/Board Relations	10% Compliance
Joseph P. Cooper Executive VP, Corporate, Product Development	50% Business Development	30% Research and Development; Regulatory	10% Doctor Relations	10% Compliance
Jason D. Hanson Executive VP, General Counsel, Corporate Secretary	40% Legal	30% Compliance	20% Government/Regulatory Affairs	10% Doctor/Board Relations
Richard D. Peterson Executive VP, Chief Financial Officer	45% Financial Transparency/ Street Management/Budget	35% Financial Strategy, Integration, Business Development	10% Doctor Relations	10% Compliance
Mark A. Prygocki Executive VP, Chief Operating Officer	35% Sales Operations/ Inter-Departmental Coordination	30% Financial/Strategic/ Street Management	25% Doctor/Board Relations	10% Compliance

To the extent that the Compensation Committee deems negative performance issues to exist for an executive officer in any of the categories listed above, the bonus payable to the executive officer may be reduced in the Compensation Committee’s discretion by up to the percentage noted for that performance category.

At the end of the year, Mr. Shacknai reviewed with the Compensation Committee summary performance evaluations for each executive officer other than himself, and his assessment of whether any individual’s performance warranted a reduction in bonus. Mr. Shacknai’s assessment was based on his year-end review of the executive’s performance, corporate goals and guidelines communicated to senior management at the beginning of the year (and described below), individual challenges and accomplishments during the year, as well as market and industry conditions. The corporate goals and guidelines established in early 2009 were not specific to any individual, but were instead directed at a team approach.

Goals and Guidelines

Prioritize customer experience
Develop and retain employees
Enhance support of customers, shareholders and employees
Develop and promote industry leading products
Operate in an ethical and compliant manner
Achieve and exceed budgeted financials
Successfully launch Dysport and LipoSonix
Develop pipeline and product enhancements with approvals from regulatory authorities
Address employee feedback

Mr. Shacknai also presented a summary to the Compensation Committee of our performance for 2009, addressing such areas as financial results, product development and sales, research and development programs and accomplishments, regulatory compliance, corporate development activities, and organizational staffing and employee development. The Compensation Committee utilized this information, along with its own observations and assessments of Mr. Shacknai and our performance to evaluate Mr. Shacknai’s performance, in making its final bonus determinations. For 2009, the Compensation Committee determined that there were no material performance factors for any of the executive officers that would result in a reduction to any of their bonuses from the amounts earned based on our financial performance. See “Discretionary Bonuses for 2009” below regarding additional bonuses provided to certain of our executive officers.

Bonuses were paid in March 2010 after the Compensation Committee certified 2009 performance and adjustments to GAAP numbers as described above and the Compensation’s Committee’s determination that it would not exercise negative discretion to reduce any individual performance payment based on individual performance. As a result, actual bonuses paid to our named executive officers under our annual incentive plan equaled 105% of the executive’s target bonus opportunity.

The Compensation Committee adopted a similar bonus program for our executive officers for the 2010 fiscal year, employing revised revenue and adjusted non-GAAP EBITDA targets. The Compensation Committee determined, however, that for 2010 specific individual performance categories would not be established at the commencement of the year or used to limit the extent to which an executive’s bonus may be reduced in the Compensation Committee’s discretion. Rather, at the end of the year the Compensation Committee may elect to exercise negative discretion to reduce any individual’s annual cash incentive payment to the fullest extent it deems appropriate based on the individual’s performance or the performance of the individual’s business unit or function, after review of such factors as the Compensation Committee deems appropriate.

Discretionary Bonuses for 2009.  After review of the performance of each executive officer and the performance of the business unit and function for which such executive officer is responsible, the Compensation Committee determined to award the following additional discretionary bonuses for 2009 performance:

Named Executive Officer	Position	Discretionary Bonus

Jason D. Hanson	EVP, General Counsel, Corporate Secretary	$308,062
Richard D. Peterson	EVP, Chief Financial Officer and Treasurer	$27,437
Mark A. Prygocki	EVP, Chief Operating Officer	$250,000

In awarding these bonuses the Compensation Committee wanted to recognize the following achievements and took into account the following factors:

•	for Mr. Hanson: his leadership in enhancing our compliance culture; the development and execution of multiple legal, regulatory, business development and commercial strategies to safeguard our intellectual property protection of our largest product; his organizational leadership extending beyond the scope of the

General Counsel’s duties and responsibilities; and his strategic guidance and execution in various potential litigation matters;

•	for Mr. Peterson: his leadership in the development and execution of cost saving strategies throughout our organization in order to exceed our 2009 earnings per share objectives after a significant revenue shortfall in the first quarter of 2009 as a result of the launch of an unauthorized generic product; and

•	for Mr. Prygocki: his promotion to the position of Chief Operating Officer, which was not incorporated into his previous base salary cost of living adjustment; his leadership in enhancing our compliance culture; his participation in the development and execution of cost saving strategies throughout our organization in order to exceed our 2009 earnings per share objectives after the significant revenue shortfall in the first quarter of 2009; and his participation in the development and execution of legal, regulatory, business development and commercial strategies to safeguard our intellectual property protection of our largest product.

Equity Based Long-Term Incentive Awards

The Compensation Committee believes it is essential to provide equity based compensation and maintain ownership requirements for our executive officers in order to link the interests and risks of our executive officers with those of our stockholders. Additionally, we do not offer our executives retirement benefits, long-term deferred compensation or pension benefits, and the absence of such benefits is factored into our decisions regarding equity awards given to our executive officers.

Since 2005, in light of the changes in accounting expense for stock options and industry trends reflected in our market data, the Compensation Committee has reduced its prior focus on stock option grants and has introduced restricted stock awards. Restricted stock awards enable us to more effectively balance the impact of dilution and the accounting costs of our long term incentive program, while still providing a competitive form of compensation to our executive officers. Since 2007 our named executive officers have received only restricted stock awards. This shift in equity strategy was implemented to maintain control on our annual share usage and to bring our dilution and overhang rates over time closer to median levels as reflected by our peer group. Accordingly, the consultant’s analysis reviewed by the Compensation Committee in February 2009 reported that our burn-rate (equity granted as a percent of basic shares outstanding ) for 2008 was well below that of our peer group (0.81% versus peer group median burn-rate of 1.91%), but our overhang and available equity levels were positioned at or above the 75th percentile of the peer group. As of December 31, 2009, approximately 6.4 million of our 9.3 million of outstanding stock options had an exercise price that was higher than the December 31, 2009 closing price of our common stock of $27.05.

At the commencement of each year, after reviewing the proposals provided by our Chief Executive Officer, considering executive performance and tenure, and reviewing the market data prepared by the consultant, the Compensation Committee determines the long-term incentive equity awards for our executive officers, including our Chief Executive Officer, and employees.

In recent years, the Compensation Committee has provided equity based long-term compensation to our executive officers at a level below the 75th percentile of our market data in order to supplement the number of shares available to award to a broader group of high-performing senior management, professional, and sales employees and to manage our burn-rate. This practice also supported the objective of targeting total direct compensation of our executive officers at the 75th percentile relative to our market data. For 2009, however, the Compensation Committee determined to increase the number of shares of restricted stock, and the value of the restricted stock, to be awarded to each of the executive officers when compared to 2008, resulting in the average value of shares of restricted stock granted to our executive officers (other than Mr. Shacknai) being at approximately the 88th percentile relative to our market data. Mr. Shacknai’s 2009 restricted stock grant values were at approximately the 60th percentile relative to our market data. In making its determinations to increase the number and value of shares of restricted stock to be awarded in early 2009, the Compensation Committee considered the strength of our financial performance for 2008, the overall dramatic decline in the stock market and the market outlook, and the related retention issues. At the time of its determinations, based on then market price of $14 per share of our common stock, the majority of outstanding options held by our executive officers were significantly out-of-the-money (on average, 40% below the exercise price) and the unvested restricted shares held by our executive officers declined to approximately half of their grant date fair value. In addition, all of the unvested options held by executive officers were out-of-the-money. Thus, the Compensation Committee determined to award a significant increase in the number of shares of restricted stock and a significant increase in the value of restricted stock awarded to our executive officers in 2009 as compared to 2008, as shown in the table below. In addition, in order to address the concerns regarding employee retention and market volatility, and to manage our dilution and burn rates, in 2009 the Compensation Committee awarded stock appreciation rights, payable in cash, to certain of our non-executive employees.

			2009
			Approximate		2008
	2009 Grant	2009 Number	Percentile	2008 Grant	Number of
Named Executive Officer	Value	of Shares	Rank	Value	Shares

Jonah Shacknai	$3,999,990	354,609	60th	$2,249,988	112,387
Joseph P. Cooper	1,099,992	97,517	75th	699,999	34,965
Jason D. Hanson	1,399,995	124,113	~100th	809,989	40,459
Richard D. Peterson	999,995	88,652	75th	499,988	25,242
Mark A. Prygocki	1,399,995	124,113	~100th	849,989	42,457

The restricted stock awards granted to our Chief Executive Officer vest in three equal annual installments commencing on the first anniversary of the grant date, as provided in his employment agreement. The restricted stock awards granted to our other named executive officers vest over a five year period from the grant date as follows: Year 1, 10%; Year 2, 10%; Year 3, 20%; Year 4, 30%; and Year 5, 30%. We believe that the five-year vesting schedule, with 60% vesting in the last two years, aligns our executive officers with our stockholders in achieving our long-term objectives and facilitates executive retention. Vesting of our executive officers’ shares of restricted stock terminates upon a termination of employment and is accelerated in certain circumstances upon a termination of employment as described under “Severance and Change of Control Arrangements” below.

For 2010, the Compensation Committee determined to award Mr. Shacknai with the same value of restricted stock as awarded in 2009, and to award the other executive officers with slightly increased values of restricted stock on average as compared to 2009, which, due to our higher stock price in 2010, resulted in approximately half the number of shares of restricted stock being awarded.

Policies and Practices with Respect to Equity Compensation Award Determinations.

For the 2009 fiscal year, the Compensation Committee delegated to our Chief Executive Officer, as a subcommittee of the board, the authority to grant equity awards to non-executive employees, although such authority is limited to 5,000 shares of restricted stock or 10,000 options per participant and 40,000 shares of restricted stock in the aggregate and options to purchase 80,000 shares of stock in the aggregate. In addition, all options must have an exercise price equal to the closing sale price of our common stock on the NYSE on the date of grant and must have a term not longer than 10 years. All such awards must vest as follows: Year 1, 10%; Year 2, 10%; Year 3, 20%; Year 4, 30%; and Year 5, 30%, and be subject to our standard terms and conditions for such award. During 2009, no awards were granted pursuant to this authority.

Equity awards granted in 2009 to executive officers, including each of the named executive officers, were made on one occasion only, during a regularly scheduled meeting of the Compensation Committee held on February 26, 2009. The Compensation Committee has adopted a formal policy for the grant of equity awards. Under this policy, equity awards generally will be granted at a quarterly Compensation Committee meeting and the grants will be effective (the grant date) on a subsequent date that falls on the 5th business day following the announcement of our results for such quarter or annual period. Equity awards also may be granted as of a specified future date or upon the occurrence of a specified and objectively determinable future event, such as an individual’s commencement of employment or promotion. Awards of restricted stock and options when so approved are expressed in dollar valuations and the actual number of shares of restricted stock and number of option shares is determined on the grant date based on the closing sale price of our common stock on the NYSE on such grant date. As with our current practice, all options will have an exercise price no less than the closing sale price of our common stock on the NYSE on the grant date.

Severance and Change of Control Arrangements

Jonah Shacknai, our Chief Executive Officer

In July 1996, we entered into an employment agreement with Mr. Shacknai. This agreement provides Mr. Shacknai with, among other things, varying severance payments and benefits (including tax gross up payments) upon termination of employment (a) by Mr. Shacknai for good reason, (b) by us without cause, (c) following a change in control under certain circumstances, and (d) upon death or disability. The current term of the agreement is for a six-year period continuing until December 31, 2011, subject to certain automatic renewal provisions. The Compensation Committee renewed this agreement in December 2005 and continues to believe this agreement is advisable in recognition of the important contributions and leadership provided by Mr. Shacknai. Mr. Shacknai’s agreement was subsequently amended in December 2008 solely to ensure compliance with Section 409A of the Internal Revenue Code and to update the salary information for his 2008 salary level.

Other Named Executive Officers

Employment Agreements.  In order to promote internal equity among the executive officers, and as part of the process of ensuring that our agreements are compliant with Section 409A of the Internal Revenue Code, the Compensation Committee approved amended and restated or new employment agreements with each of our executive officers in December 2008 (the “2008 Agreements”). In connection with the adoption of the 2008 Agreements, the participation of each of the executive officers in our long standing Executive Retention Plan was terminated. The material terms of the 2008 Agreements are substantially similar to the agreements in place prior to December 2008 and to the benefits and payments provided to them under the Executive Retention Plan. The purpose of the retention plan, which still exists for certain employees who are not executive officers, and the purpose of the 2008 Agreements, is to facilitate the exercise of best judgment by our executives and members of management in the event of certain change in control transactions and to improve our recruitment and retention of key employees.

The 2008 Agreements provide severance payments and benefits (including tax gross up payments) to our executive officers in the event of termination of employment (a) by the executive for good reason, (b) by us without cause, (c) in connection with a change in control under certain circumstances, and (d) upon death or disability. The Compensation Committee believes that it is important for the executive officers to have severance packages as part of their package of benefits that provide security and to provide more parity between the total compensation payable to the Chief Executive Officer and the other executive officers. The Compensation Committee also believes that the double trigger requirement for benefits, requiring a change of control and a qualifying termination of employment for benefit payment, maximizes stockholder value because it promotes continuity of management and prevents an unintended windfall to management in the event of a friendly (non-hostile) change in control. The 2008 Agreements continue to provide a lower level of payments and benefits than provided to our Chief Executive Officer, which level of benefits was originally based in part on market data reviewed in 2006 concerning peer company practices provided by our compensation consultant. In connection with the adoption of the 2008 Agreements, the Compensation Committee approved the following enhancements to the benefits previously provided to the executives: (i) increased payment in the event of death or disability to include an amount equal to the highest bonus received in the prior 3 years; (ii) provided that termination due to good reason or disability that occurred within 12 months prior to the change in control would result in change in control payments and benefits; and (iii) terminated our right to withhold severance payments in the event of a violation of the covenant not to compete and the confidentiality covenant. In order to be compliant with Section 409A of the Internal Revenue Code, the definition of change of control was made more restrictive, increasing the percentage of shares required to be acquired to trigger a change of control from 25% to 49%, thereby making it more difficult for a change of control to occur. The Compensation Committee felt that the increased benefits were appropriate and within market for our industry, especially in light of the more restrictive definition of change in control required. All severance payments and benefits payable under the 2008 Agreements continue to be subject to the executive executing a general release in favor of Medicis.

Equity Award Acceleration for All Employees

Each of our stockholder approved options plans, other than our 2006 Incentive Award Plan, provides for accelerated vesting in full for all unvested equity awards that are outstanding as of the date of a change of control. The 2006 Incentive Award Plan permits the plan administrator to provide for such accelerated vesting in the individual award agreements, which the Compensation Committee, as the plan administrator, has done. These acceleration provisions apply to equity awards held by all of our employees. We believe that the acceleration of vesting for outstanding stock options and restricted stock is appropriate in a change-in-control scenario because, depending on the structure of a change-in-control transaction, continuing such awards may hinder completion of a transaction that would enhance stockholder value. In addition, it may not be possible to replace such awards with comparable awards of the acquiring company’s stock. We also believe that it would not be fair to our employees if they lost the benefit of these outstanding awards as a result of a value enhancing transaction. The acceleration of such awards may allow the employees to exercise the awards and participate in the change-in-control transaction for the shares received, providing such employees with incentive to effectively and efficiently execute the transaction. In this way, the acceleration of vesting aligns the interests of our executives and employees in a potential change-in-control transaction with those of our stockholders. For these reasons, we believe that the acceleration of the vesting of stock awards upon a change-in-control and eligibility for severance benefits in the event of a termination of employment following a change in control is beneficial to both our executives and our stockholders.

Stock Ownership Guidelines

We maintain stock ownership guidelines for ownership of our equity by our executives. In accordance with these guidelines, our Chief Executive Officer must maintain market value of equity ownership with a market value equal to eight times his base salary. Each of our Executive Vice Presidents must maintain market value of equity ownership equal to four times the person’s base salary. The chart below summarizes the time frames in which each executive must comply with the stock ownership guidelines.

100% of the
	50% of the Required	75% of the Required	Required Market
Executive	Market Value	Market Value	Value

Jonah Shacknai	August 1, 2008	August 1, 2009	August 1, 2010
Joseph P. Cooper	August 1, 2008	August 1, 2009	August 1, 2010
Jason D. Hanson	July 7, 2009	July 7, 2010	July 7, 2011
Richard D. Peterson	April 1, 2011	April 1, 2012	April 1, 2013
Mark A. Prygocki	August 1, 2008	August 1, 2009	August 1, 2010

In order to determine progress toward these stock ownership guidelines, annual base salary as of August 1st of each year is compared to each executive’s accumulated equity ownership on August 1st based on a share price equal to the average closing price of the previous 30 trading days. The chart below summarizes the value owned by each executive as of the August 1, 2009 measurement date based on an average closing price for the previous 30 trading days of $15.88; all disclosed executives that were subject to a 2009 guideline achieved the required level of equity ownership.

		Current Guideline as of
		08/01/09
		Guideline	Dollar	$ Value of	$ Value of
		Multiple	Value	Unvested	Owned
	Base	as of	Required	Restricted	Outright	Total
Executive	Salary	8/1/09	to be Held	Stock	Shares	Ownership

Jonah Shacknai	$1,100,000	6X Salary	$6,600,000	$7,177,055	$11,346,038	$18,523,092
Joseph P. Cooper	$475,000	3X Salary	$1,425,000	$2,375,108	$482,379	$2,857,488
Jason D. Hanson	$485,000	2X Salary	$970,000	$3,071,646	$224,177	$3,295,823
Richard D. Peterson	$435,000	0X Salary	$0	$1,870,119	$70,449	$1,940,568
Mark A. Prygocki	$550,000	3X Salary	$1,650,000	$3,007,786	$698,570	$3,706,355

Only shares as to which the executive has voting rights are counted toward the satisfaction of the ownership guidelines. Thus, shares of restricted stock, whether or not vested, count in satisfying these guidelines, while shares underlying options, whether vested or not, do not count. Once in compliance with the respective market values, fluctuations in stock prices during blackout periods do not cause the executive officer to be out of compliance of these guidelines.

Perquisites and Other Benefits

We also provide other benefits to our executive officers that are not tied to any formal individual or company performance criteria and are intended to be part of a competitive overall compensation program. We offer to all full and part-time employees a medical plan, dental plan, vision plan and life and disability insurance plans, for which our executive officers are provided the same benefits and are charged the same rates as all other employees. Certain other perquisites valued at less than $10,000 in aggregate were provided to certain named executive officers during the year.

Retirement Plans

We have no defined benefit or defined contribution retirement plans other than the Medicis Pharmaceutical Corporation 401(k) Employee Savings Plan established under Section 401(k) of the Internal Revenue Code. Contributions to the 401(k) plan are voluntary and all employees who are at least 21 years of age are eligible to participate. As of December 31, 2009, approximately 71% of our eligible employees participated in this plan. The 401(k) plan permits us to match employee contributions, at 50% of the participant’s elective deferrals up to 6% of the total compensation. The 401(k) plan also allows us to make profit sharing contributions to the plan to be distributed among eligible plan participants on a prorated basis.

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code disallows a tax deduction for compensation paid to certain executive officers, to the extent compensation exceeds $1 million per officer in any year. However, performance-based compensation is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the committee that establishes such goals consists only of “outside directors.”

All members of our Compensation Committee are intended to qualify as “outside directors” for purposes of Section 162(m). The Compensation Committee considers the anticipated tax treatment to us and our executive officers when reviewing our compensation programs. The bonuses paid to our executive officers for the 2009 performance period, excluding the discretionary bonuses described above in the section entitled “Discretionary Bonuses for 2009,” are intended to be “performance based compensation” under Section 162(m), while restricted stock awards currently do not qualify as performance-based compensation since their vesting is tied to service with us. The tax cost to us for 2009 as result of the operation of 162(m) is summarized in the table below. While the tax impact of any compensation arrangement is one factor to be considered by the Compensation Committee in establishing compensation, such impact is evaluated in light of the Compensation Committee’s overall compensation philosophy to compensate officers in a manner commensurate with performance and the competitive environment for executive talent.

		Total Non-
		Deductible	Tax Cost to
Executive	Year	Compensation	Company

Jonah Shacknai	2009	$2,393,658	$867,222

Sections 4999 of the Internal Revenue Code impose a 20% excise tax on compensation treated as an “excess parachute payment”. An executive officer is treated as having received an excess parachute payment if he receives payments or benefits that are contingent on a change in the ownership or control of a corporation, and the aggregate amount of such payments and benefits equals or exceeds three times the executive’s base amount (as defined in Section 4999). Also, the corporation’s compensation deduction in respect of the executive’s excess parachute payments is disallowed under Section 280G of the Internal Revenue Code. If we were to be subject to a change in control, certain amounts received by our executive officers could be deemed excess parachute payments. As discussed above, we provide our executive officers with tax gross up payments in the event of a change in control to fully compensate them for the 20% excise tax and any additional taxes resulting from such tax gross-up payment. We believe this is important and reasonable as it is competitive with provisions offered to executives in the industry.

Summary Compensation Table

The following table sets forth summary information concerning the compensation awarded, paid to, or earned by each of our named executive officers for all services rendered in all capacities to us for the years ended December 31, 2007, December 31, 2008 and December 31, 2009:

					Non-Equity
					Incentive Plan	All Other
				Stock	Compensation	Compensation
Name and Principal Position	Year	Salary(1)	Bonus(2)	Awards(3)	(4)	(5)	Total

Jonah Shacknai	2009	$1,100,000	$—	$3,999,990	$1,039,500	$12,168	$6,151,658
Chairman of the Board, Chief	2008	1,100,000	—	2,249,988	1,014,750	11,400	4,376,138
Executive Officer	2007	1,060,000	—	2,249,991	1,001,700	9,714	4,321,405
Joseph P. Cooper	2009	475,000	—	1,099,992	374,063	12,168	1,961,223
Executive Vice President,	2008	457,000	—	699,999	351,319	11,400	1,519,718
Corporate and Product	2007	437,003	—	649,992	346,500	9,714	1,443,209
Development
Jason D. Hanson(6)	2009	485,000	308,062	1,399,995	381,938	12,168	2,587,163
Executive Vice President,	2008	468,000	50,000	809,989	359,775	28,712	1,716,476
General Counsel and Corporate Secretary
Richard D. Peterson	2009	435,000	27,437	999,995	342,563	9,956	1,814,951
Executive Vice President,	2008	392,000	20,000	499,988	322,875	9,188	1,244,051
Chief Financial Officer and Treasurer(6)
Mark A. Prygocki	2009	550,000	250,000	1,399,995	433,125	12,168	2,645,288
Executive Vice President,	2008	535,000	—	849,989	411,281	11,400	1,807,670
Chief Operating Officer(7)	2007	515,000	—	849,991	405,563	9,714	1,780,268

(1)	Includes salary deferred under our 401(k) Employee Savings Plan otherwise payable in cash during the year.

(2)	Amounts represent discretionary bonus payments approved by the Compensation Committee based on individual performance.

(3)	The amounts shown represent the grant date fair value of the restricted stock computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions for the 2009 grants, see Note 2 to our 2009 Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2009; excluding any assumptions for forfeitures. Restricted stock granted to Mr. Shacknai typically vest in three equal annual installments commencing on the first anniversary of grant date. Restricted stock granted to the other executive officer’s generally vest in the following annual installments: 10% on each of the first and second anniversaries of the grant date; 20% on the third anniversary of the grant date; and 30% on each of the fourth and fifth anniversaries of the grant date.

In accordance with the recently adopted SEC rules, the amounts previously reported in the “Stock Award” column for fiscal 2008 and fiscal 2007 have been revised to reflect the grant date fair value of the restricted stock granted in such years, as determined in accordance with FASB ASC Topic 718, excluding the effect of forfeitures.

(4)	Represents actual bonuses earned under the Annual Performance Based Cash Bonus Program. For 2009, actual bonuses earned were based on our achieving approximately 93.8% against target for the net revenue performance goal and approximately 112.8% against target for the adjusted EBITDA performance goal, as adjusted in accordance with the terms of the program, without any negative discretion exercised for individual performance. See footnote 1 to the “Grants of Plan Based Awards” table and “Compensation Discussion and Analysis — Annual Performance Based Cash Bonuses” for a more complete description of the bonus program.

(5)	The amounts shown for 2009 include profit sharing contributions made under our 401(k) Plan, as well as matching and discretionary contributions made under our 401(k) Plan, which are available to all of our employees, and are set forth in the table below. Payment by us of life, accidental death and dismemberment insurance premiums are available to our named executive officers on the same basis as all other salaried employees and are not included in the table. In addition, with respect to Mr. Shacknai, the table does not include a $655 premium paid in 2009 on a term life insurance policy of which Medicis is the sole beneficiary.

	401(k) Plan	401(k) Plan
Named Executive Officer	Profit Sharing	Company Contributions

Jonah Shacknai	$5,268	$6,900
Joseph P. Cooper	5,268	6,900
Jason D. Hanson	5,268	6,900
Richard D. Peterson	5,268	4,688
Mark A. Prygocki	5,268	6,900

(6)	Mr. Hanson first became a named executive officer in 2008. Mr. Peterson first became a named executive officer upon his promotion to Executive Vice President, Chief Financial Officer and Treasurer on April 1, 2008; 2008 figures represent compensation paid to him for the full fiscal year.

Narrative to the Summary Compensation Table

Mr. Shacknai’s amended employment agreement provides for the annual grant of a minimum of 25,200 shares of restricted stock and options to purchase 126,000 shares of common stock, subject to vesting of one-third of the restricted stock and stock options on each of the first three anniversaries of the date of grant. However, these grant levels have not been followed since 2005. In addition, Mr. Shacknai’s amended employment agreement provides for: annual base compensation of $1,020,000 to be reviewed annually by the Compensation Committee and increased as appropriate within its discretion; health/medical and other employee benefits provided to our other employees; an annual cash performance-based bonus to be determined in good faith by the board, calculated in accordance with the applicable performance improvement plan in effect at the time; and severance and change in control benefits described below under “Potential Payments Upon Termination or Change-in-Control.”

Grants of Plan-Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers for the year ended December 31, 2009:

						All Other	Grant Date
						Stock Awards:	Fair Value of
			Estimated Possible Payouts Under			Number of	Stock and
	Approval		Non-Equity Incentive Plan Awards(1)			Shares of Stock	Option
Name	Date	Grant Date	Threshold	Target	Maximum	or Units(2)	Awards(3)

Jonah Shacknai	2/26/2009	2/26/2009	$247,500	$990,000	$1,980,000
	2/26/2009	2/27/2009				354,609	$3,999,990
Joseph P. Cooper	2/26/2009	2/26/2009	$89,063	$356,250	$712,500
	2/26/2009	2/27/2009				97,517	$1,099,992
Jason D. Hanson	2/26/2009	2/26/2009	$90,938	$363,750	$727,500
	2/26/2009	2/27/2009				124,113	$1,399,995
Richard D. Peterson	2/26/2009	2/26/2009	$81,563	$326,250	$652,500
	2/26/2009	2/27/2009				88,652	$999,995
Mark A. Prygocki	2/26/2009	2/26/2009	$103,125	$412,500	$825,000
	2/26/2009	2/27/2009				124,113	$1,399,995

(1)	Represents potential payouts under our annual performance based cash bonus program for fiscal 2009. The performance goals for the 2009 fiscal year were revenue targets and adjusted EBITDA targets. Target revenue for fiscal 2009 was set at $610 million and target adjusted EBITDA for fiscal 2009 was set at $172 million. Actual performance against targets was adjusted EBITDA to eliminate the effects of certain accounting adjustments, extraordinary expenses and litigation costs. Each performance criteria (i.e., revenue and adjusted EBITDA) is given equal weighting in determining the total bonus payout such that 50% of the total bonus opportunity was based on our fiscal 2009 revenue relative to the established target revenue, and 50% of the total bonus opportunity was based on our fiscal 2009 adjusted EBITDA relative to the established target adjusted EBITDA. Payouts pursuant to each performance criteria are determined separately and then combined for the total bonus payable. No bonus was payable if our actual performance was less than 70% of the revenue target, and less than 70% of the adjusted EBITDA target. At 70% or greater of target performance, 50% of target bonus opportunity is payable (subject to weighting) for that criteria. Thus, threshold payout is based on 70% or greater of target performance for only one criteria (and less than 70% performance on the other criteria) resulting in total payment of 25% of target bonus opportunity. At 118% or greater of target performance for net revenue and at 130% or greater for target performance for EBITDA, a maximum of 200% of target bonus opportunity was payable for that criteria. Target bonus opportunity is expressed as a percentage of base salary, ranging from 75% to 90% of base salary. See “Compensation Discussion and Analysis — Annual Performance Based Cash Bonuses” for a more complete description of the 2009 bonus program. The bonuses actually paid under the 2009 bonus program reflect maximum payments equal to 105% of the target bonus opportunity and are reflected in the Summary Compensation Table.

(2)	The shares of restricted stock are approved in the first quarter of each fiscal year based on performance in the prior fiscal year. In accordance with the terms of his employment agreement, the shares of restricted stock issued to Mr. Shacknai vest in a series of three equal annual installments on the anniversaries of the grant date, subject to his continuous employment with us. The restricted stock granted to the other named executive officers vest in a series of annual installments over the five-year period beginning on the grant date, subject to continuous employment with us, as follows: Years 1 and 2 — 10% each; Year 3 — 20%; and Years 4 and 5 — 30% each. Restricted stock is subject to forfeiture upon termination of employment and may not be transferred until vested. Holders of restricted stock have full voting and dividend rights with respect to the shares. No payment is made for the restricted stock.

(3)	The dollar value of the stock shown represents the grant date fair value as prescribed under FASB ASC Topic 718, based on the closing stock price stock on the date of grant, which for February 27, 2009 was $11.28.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth summary information regarding the outstanding equity awards held by our named executive officers at December 31, 2009:

	Option Awards				Stock Awards
	Number of	Number of			Number of	Market Value of
	Securities	Securities			Shares or	Shares or
	Underlying	Underlying			Units of	Units of
	Unexercised	Unexercised	Option	Option	Stock That	Stock That
	Options	Options	Exercise	Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable (1)	Price	Date	Vested(2)	Vested(3)

Jonah Shacknai	30,625	0	$30.05	2/07/2013	452,022	$12,227,195
	126,000	0	32.41	7/21/2015
	280,000	0	38.45	7/16/2014
	280,000	0	29.20	7/31/2013
	280,000	0	18.33	7/11/2012
	280,000	0	26.95	7/17/2011
	400,000	0	27.63	7/25/2010
Joseph P. Cooper	19,950	8,550	32.41	7/21/2015	149,588	4,046,355
	63,000	0	38.45	7/16/2014
	63,000	0	29.20	7/31/2013
	63,000	0	23.01	3/03/2013
Jason D. Hanson	0	0	—	—	193,457	5,232,985
Richard D. Peterson	10,500	4,500	32.41	7/21/2012	117,783	3,186,030
	36,000	0	38.45	7/16/2014
	36,000	0	29.20	7/31/2013
	22,010	0	18.33	7/11/2012
	34,000	0	26.95	7/17/2011
	50,000	0	27.63	7/25/2010
Mark A. Prygocki(4)	26,599	11,401	32.41	7/21/2015	189,435	5,124,217
	84,000	0	38.45	7/16/2014
	80,157	0	29.20	7/31/2013
	71,529	0	18.33	7/11/2012
	67,591	0	26.95	7/17/2011
	72,822	0	27.63	7/25/2010

(1)	The table below shows the vesting schedules relating to the option awards which are represented in the above table by their expiration dates.

Option Awards Vesting Schedule
Name	Expiration Date	Grant Date	Vesting Schedule

Joseph P. Cooper	7/21/2015	7/21/2005	8,550 shares	—	7/21/2010
Richard D. Peterson	7/21/2012	7/21/2005	4,500 shares	—	7/21/2010
Mark A. Prygocki	7/21/2015	7/21/2005	11,401 shares	—	7/21/2010

(2)	The table below shows on a grant-by-grant basis the vesting schedules relating to the stock awards which are represented in the above table in the aggregate.

Stock Awards Vesting Schedule
Name	Grant Date	Vesting Schedule

Jonah Shacknai	2/27/2009	118,203 shares	—	2/27/2010
		118,203 shares	—	2/27/2011
		118,203 shares	—	2/27/2012
	4/04/2008	37,462 shares	—	4/04/2010
		37,462 shares	—	4/04/2011
	3/07/2007	22,489 shares	—	3/07/2010
Joseph P. Cooper	2/27/2009	9,752 shares	—	2/27/2010
		9,752 shares	—	2/27/2011
		19,503 shares	—	2/27/2012
		29,255 shares	—	2/27/2013
		29,255 shares	—	2/27/2014
	4/04/2008	3,496 shares	—	4/04/2010
		6,993 shares	—	4/04/2011
		10,490 shares	—	4/04/2012
		10,490 shares	—	4/04/2013
	3/07/2007	3,898 shares	—	3/07/2010
		5,847 shares	—	3/07/2011
		5,847 shares	—	3/07/2012
	2/07/2006	1,650 shares	—	2/07/2010
		1,650 shares	—	2/07/2011
	7/21/2005	1,710 shares	—	7/21/2010
Jason D. Hanson	2/27/2009	12,411 shares	—	2/27/2010
		12,411 shares	—	2/27/2011
		24,823 shares	—	2/27/2012
		37,234 shares	—	2/27/2013
		37,234 shares	—	2/27/2014
	4/04/2008	4,046 shares	—	4/04/2010
		8,092 shares	—	4/04/2011
		12,138 shares	—	4/04/2012
		12,138 shares	—	4/04/2013
	3/07/2007	4,857 shares	—	3/07/2010
		7,286 shares	—	3/07/2011
		7,287 shares	—	3/07/2012
	7/10/2006	6,750 shares	—	7/10/2010
		6,750 shares	—	7/10/2011
Richard D. Peterson	2/27/2009	8,865 shares	—	2/27/2010
		8,865 shares	—	2/27/2011
		17,730 shares	—	2/27/2012
		26,596 shares	—	2/27/2013
		26,596 shares	—	2/27/2014
	4/04/2008	1,249 shares	—	4/04/2010
		2,498 shares	—	4/04/2011
		3,746 shares	—	4/04/2012
		3,746 shares	—	4/04/2013
	3/05/2008	1,276 shares	—	3/05/2010
		2,551 shares	—	3/05/2011
		3,826 shares	—	3/05/2012
		3,827 shares	—	3/05/2013
	3/07/2007	973 shares	—	3/07/2010
		1,459 shares	—	3/07/2011
		1,460 shares	—	3/07/2012
	2/07/2006	810 shares	—	2/07/2010
		810 shares	—	2/07/2011
	7/21/2005	900 shares	—	7/21/2010

Stock Awards Vesting Schedule
Name	Grant Date	Vesting Schedule

Mark A. Prygocki	2/27/2009	12,411 shares	—	2/27/2010
		12,411 shares	—	2/27/2011
		24,823 shares	—	2/27/2012
		37,234 shares	—	2/27/2013
		37,234 shares	—	2/27/2014
	4/04/2008	4,246 shares	—	4/04/2010
		8,492 shares	—	4/04/2011
		12,737 shares	—	4/04/2012
		12,737 shares	—	4/04/2013
	3/07/2007	5,098 shares	—	3/07/2010
		7,646 shares	—	3/07/2011
		7,646 shares	—	3/07/2012
	2/07/2006	2,220 shares	—	2/07/2010
		2,220 shares	—	2/07/2011
	7/21/2005	2,280 shares	—	7/21/2010

(3)	Represents the closing price of a share of our common stock on December 31, 2009 ($27.05) multiplied by the number of shares that have not vested.

(4)	Number of options reported excludes 71,503 vested options transferred to Mr. Prygocki’s former spouse in connection with a divorce settlement as reported on Form 4 filed with the SEC on July 2, 2004.

Option Exercises and Stock Vested

The following table summarizes the option exercises and vesting of stock awards for each of our named executive officers for the year ended December 31, 2009. The vesting of stock awards does not indicate the sale of stock by a named executive officer.

	Option Awards		Stock Awards
	Number of		Number of
	Securities	Value	Shares	Value
	Acquired	Realized on	Acquired on	Realized on
Name	on Exercise	Exercise(1)	Vesting	Vesting(2)

Jonah Shacknai	354,910	$1,519,965	61,993	$713,756
Joseph P. Cooper			8,255	102,841
Jason D. Hanson			10,974	143,147
Richard D. Peterson			4,450	53,674
Mark A. Prygocki	12,953	43,931	10,554	131,676

(1)	The value realized upon exercise of stock options reflects the price at which shares acquired upon exercise of the stock options were sold or valued for income tax purposes, net of the exercise price for acquiring the shares.

(2)	Represents the closing market price of a share of our common stock the date of vesting (or in the case of vesting which occurred on a non-business day the closing price of a share of our common stock on the latest previous business day) multiplied by the number of shares that have vested.

Potential Payments Upon Termination or Change-in-Control

Equity Awards

Our equity incentive plans and award agreements evidencing options and shares of restricted stock granted to our employees, including our named executive officers, provide that all such options and shares of restricted stock shall vest in full upon a change of control. In general, change of control is defined as (i) the acquisition by any person or group of beneficial ownership of 25% or more of the then outstanding shares of our common stock or the combined voting power of our then outstanding voting securities, (ii) certain changes in the composition of our board of directors, (iii) consummation by us of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of our assets, excluding those transactions where existing stockholders continue to hold more than 50% of the securities of the surviving entity, or (iv) a complete liquidation or dissolution of us or a sale of substantially all of our assets.

Jonah Shacknai, our Chairman and Chief Executive Officer

In July 1996, we entered into an employment agreement with Mr. Shacknai, in his capacity as Chairman and Chief Executive Officer. The agreement was amended in December 2005, renewing the agreement for a six-year period commencing on January 1, 2006 and expiring on December 31, 2011. The agreement was amended again in December 2008 solely to satisfy the requirements of Section 409A of the Internal Revenue Code.

Pursuant to the agreement, Mr. Shacknai is entitled to receive certain severance benefits in the event of certain terminations of his employment. The actual level of benefits Mr. Shacknai would receive depends upon the circumstances surrounding his termination of employment, as follows:

•	In the event Medicis enters into an agreement relating to a “change in control” of Medicis, or a change in control of Medicis occurs, and Mr. Shacknai is not appointed as Chairman and Chief Executive Officer of the surviving entity (or to such other position as may be acceptable to Mr. Shacknai) and he resigns within the six months following the effective date of the change in control (which we refer to as a “change in control termination”), Mr. Shacknai will receive: (i) an amount equal to four times the sum of (A) his annual base salary at the highest rate in effect at any time during the twelve months preceding his termination; plus (B) the average annual bonus paid to him during the three years preceding his termination; plus, (ii) a pro rata bonus (calculated through the date of termination) based on his prior year’s bonus. In addition, should any of the payments made pursuant to such termination subject Mr. Shacknai to excise taxes under Sections 280G and 4999 of the Internal Revenue Code, we will pay him a gross up payment to cover any such tax and related payments.

•	In a situation that does not qualify as a change in control termination, if Mr. Shacknai’s employment is terminated by Medicis for any reason other than for “cause,” or if Mr. Shacknai resigns for “good reason” (which we refer to as an “involuntary/good reason termination”), he will be entitled to receive an amount equal to (i) a pro rata bonus (calculated through the date of termination) based on his prior year’s bonus, and (ii) the number of months remaining in the term of his employment agreement divided by twelve, multiplied by the sum of (A) his annual base salary at the highest rate in effect during the twelve months preceding his termination, plus (B) the average annual bonus paid to him during the three years preceding his termination; provided, that, the severance amount will not be less than two times the sum of the amounts set forth in (A) plus (B) above, plus an additional amount equal to 1/24 of the sum of the amounts set forth in (A) plus (B) multiplied by each full year of Mr. Shacknai’s service with us.

•	If Mr. Shacknai’s employment is terminated by his death, we will continue to pay his salary to his estate at the then-current rate for a period of twenty-four months following his death.

•	If Mr. Shacknai’s employment is terminated due to his disability, we will continue to pay his base salary, at the then-current rate for a period of twenty-four months following his termination, and 50% of that base salary for the balance of the term of his employment agreement, but in no event less than an additional period of twelve months.

In the event of a termination of employment under any of the circumstances described above, all options then held by Mr. Shacknai will automatically vest upon such termination and will remain exercisable for their full term. If there is a change in control termination or an involuntary/good reason termination, we will pay Mr. Shacknai (i) a stipend of $75,000 annually for administrative support and services for a period of three years following his date of termination or, if longer, for the balance of the term of his employment agreement; and (ii) an amount necessary to offset any other damages Mr. Shacknai may suffer as a result of our termination of his employment including damages for any loss of benefits Mr. Shacknai would have received if he remained employed by us for the remainder of the term of his employment agreement and all legal fees and expenses incurred by Mr. Shacknai in contesting or disputing his termination or in seeking to obtain or enforce any right or benefit provided by his employment agreement. In the event of a termination of employment under any of the circumstances described above, we are required to maintain continued benefits for four years. Given the contingent nature of any payments referenced in

(ii) above, we have not valued them in the table set forth below. In the event that a change in control results in dissolution of our 2006 Incentive Award Plan and Mr. Shacknai remains employed by the successor entity, Mr. Shacknai can elect to participate in the successor entity’s plans or receive a cash payment for his stock options in our company. The cash payment would be an amount equal to the value of 0.5% of the capitalization of the company on the day prior to the change in control multiplied by the number of years remaining in the term of his employment agreement. A prorated portion of this payment would be paid on each anniversary of the change in control until the end of his employment agreement provided that Mr. Shacknai remains employed by the successor entity through such payment dates or has been terminated without cause. Given the contingent nature of this cash payment, we have not valued it in the table set forth below.

Unless Mr. Shacknai is terminated for cause or voluntarily resigns without good reason, we will provide for a period of four years following his date of termination, benefits under all employee benefit plans and programs in which he is entitled to participate immediately prior to his date of termination or, in the event his participation is not permitted under the terms of one or more of such plans and programs, benefits substantially similar to the benefits he would otherwise have been entitled to receive or the economic equivalent of such benefits. At the end of such period of coverage, Mr. Shacknai may choose to have assigned to him, without cost and without apportionment of prepaid premiums, any assignable insurance policy owned by us which relates to him specifically. Since July 2001, we have maintained a $1 million term life insurance policy, for which we pay $655 annually in premiums. Effective with the policy year beginning July 2012, the premiums increase to $16,285 per year.

Generally, all payments are lump sum payments payable within five to 30 days following termination. If we determine that any payments or benefits provided to Mr. Shacknai may become subject to Section 409A of the Internal Revenue Code, we may delay any such payment for a period of up to six months after Mr. Shacknai’s termination of employment, as required by Section 409A, in order to avoid potentially adverse tax consequences to Mr. Shacknai. Any such deferred amounts will receive interest.

The agreement automatically renews for successive periods of five years, unless either party gives timely notice of an intention not to renew. Mr. Shacknai may terminate the employment agreement prior to the end of the term. The agreement provides that during his employment and for a period of one year following termination for reasons other than a change in control of Medicis, Mr. Shacknai will not engage in, consult with or be employed by any competing business (as defined). The agreement also contains customary non-solicitation provisions and provides for the transfer to Medicis of any intellectual property relating to its business.

For these purposes, “change in control” is defined as the entering into of an agreement to merge with, or to sell or otherwise dispose of all or substantially all of our assets or stock to, or the acquisition of us by, another corporation or entity. “Good reason” is defined as (i) the failure to continue the appointment of Mr. Shacknai as our Chairman and Chief Executive Officer, (ii) the reduction of Mr. Shacknai’s annual salary below his then-current base salary, (iii) the material diminishing of Mr. Shacknai’s duties or responsibilities as our Chairman and Chief Executive Officer, (iv) the assignment to Mr. Shacknai of duties and responsibilities inconsistent with his position as Chairman and Chief Executive Officer, or (v) the relocation of our headquarters, in connection with a change in ownership or control, of more than thirty miles.

For the purposes of the Mr. Shacknai’s employment agreement, “cause” shall mean: (i) the conviction of the executive for a felony involving fraud or moral turpitude; (ii) the executive’s engaging in activities prohibited by the non-compete provisions of the agreement; (iii) the executive’s frequent willful gross neglect (other than as a result of physical, mental or emotional illness) of his duties and responsibilities under the agreement that has a material adverse impact on the business or reputation of the company; or (iv) the executive’s willful gross misconduct that has a material adverse impact on the business or reputation of the company.

In accordance with the requirements of the rules of the SEC, the following table presents our reasonable estimate of the benefits payable to Mr. Shacknai under his employment agreement. The payments were determined presuming that the following events each occurred on December 31, 2009, the last business day of fiscal 2009: (a) a change in control and qualifying termination of employment, (b) a change in control, (c) an involuntary termination without cause or resignation for good reason, (d) death, (e) disability, or (f) a voluntary termination with or without good reason. Excluded are: (i) benefits provided to all employees, such as accrued vacation, and benefits payable by third parties under our disability insurance policies; (ii) prorated bonus for the year of termination, since the triggering event occurs on the last day of the performance period, as of which date Mr. Shacknai has earned the full bonus; and (iii) gross up payments for excise taxes that Mr. Shacknai may incur in the event of an involuntary/good reason termination (other than a change in control termination) that closely follows a change in control. While we have made reasonable assumptions regarding the amounts payable, there can be no assurance that in the event of a termination of employment Mr. Shacknai will receive the amounts reflected below:

Jonah Shacknai

		Value of Equity	Continuation	Stipend for
	Salary and	Award	of Employment	Administrative	280G Tax
Trigger	Bonus(1)	Acceleration(2)	Benefits(3)	Support(4)	Gross Up(5)	Total Value

Change in Control and Qualifying Termination(6)	$7,515,667	$12,227,357	$498,337	$225,000	—	$20,466,361
Change in Control, no Termination	—	12,227,357	—	—	—	12,227,357
Involuntary/Good Reason Termination	7,045,938	—	498,337	225,000	—	7,769,275
Death	2,200,000	—	—	—	—	2,200,000
Disability	3,300,000	—	471,607	—	—	3,771,607
Voluntary or Mutual Termination	—	—	471,607	—	—	471,607

(1)	In the case of a change in control termination, represents a sum equal to four times Mr. Shacknai’s highest base salary in the last twelve months and average annual bonus amounts paid in 2006-2008. In the case of an involuntary/good reason termination, represents a sum equal to two times such base salary plus such bonus, and an additional 1/24 of such base salary plus such bonus for each of his 22 years of service with us. In the case of death, represents an amount equal to two times current base salary (as of 12/31/2009). In the case of disability, represents an amount equal to 2.5 times current base salary.

(2)	Represents the intrinsic value of the accelerated vesting of unvested restricted stock, based on the closing price of our common stock on December 31, 2009 of $27.05. The intrinsic value of accelerated vesting of stock options is zero because Mr. Shacknai does not have any outstanding unvested stock options as of December 31, 2009.

(3)	Amount reflects continued medical and dental benefits provided to Mr. Shacknai and certain family members for the life of Mr. Shacknai, calculated using current COBRA costs, and for a change of control and qualifying termination and an involuntary/good reason termination also includes the value of the loss of additional benefits, such as life and disability insurance and 401(k) and profit sharing contributions that otherwise would have been provided under the employment agreement for the remainder of the term of his employment agreement.

(4)	Represents an annual stipend of $75,000 paid for three years for administrative support.

(5)	A “gross up” for purposes of Internal Revenue Code Sections 280G and 4999 is a contract provision that obligates the company to pay the excise tax (and all associated taxes) that may be triggered as a result of an “excess parachute payment” resulting from a change in control. Given Mr. Shacknai’s prior five year’s compensation history, there would not be deemed any excess parachute payment and thus no tax gross up amount would be payable. These determinations are based on our best estimate of the individual’s liabilities under Internal Revenue Code Sections 280G and 4999, assuming the change in control and qualifying termination occurred on December 31, 2009.

(6)	A qualifying termination includes involuntary terminations, good reason resignations, and terminations due to death or disability.

Other Named Executive Officers

In December 2008, we entered into new or amended and restated employment agreements with each of our current named executive officers, other than Mr. Shacknai (the “Employment Agreements”). Prior to the effective dates of the Employment Agreements, our named executive officers participated in the Medicis Pharmaceutical Corporation Executive Retention Plan, or retention plan, which has been effective since April 1, 1999 and which provided certain key employees with benefits upon a termination in connection with a change of control. The purpose of the retention plan, which still exists for certain employees who are not named executive officers, and the purpose of the new or amended and restated employment agreements, is to facilitate the exercise of best judgment in the event of certain change in control transactions and improve our recruitment and retention of key employees. In connection with the Employment Agreements entered into in December 2008, the participation of each of Joseph P. Cooper, Jason D. Hanson, Vincent P. Ippolito, Richard D. Peterson and Mark A. Prygocki in the retention plan was terminated. The Employment Agreements provide, in part, for the payment of certain severance benefits, while subjecting the executives to confidentiality, non-solicitation and non-compete covenants, as described below.

Terminations without Change in Control and without Cause.  In the event of a termination of the executive’s employment without “cause” or by executive for “good reason,” and provided that the executive has delivered to us a general release in our favor and is not in material breach of any provisions of his employment agreement, we will pay the sum of (i) two times the highest rate of such executive’s annual base compensation in effect during the three years preceding the effective date of termination, (ii) two times the highest annual bonus received by such executive in the three year period preceding the effective date of termination, and (iii) a prorated bonus for the year in which the termination occurs determined based on a fraction of the highest annual bonus received by the executive in the three year period immediately preceding the effective date.

In the event of a termination of the executive’s employment by us due to death or disability, and provided that the executive (or executive’s estate) has delivered to us a general release in our favor and is not in material breach of any provisions of his employment agreement, we will pay the sum of (i) one year’s base compensation as then in effect and (ii) the highest annual bonus received by the executive in the three year period immediately preceding the effective date of termination.

In addition, in the event of a termination of the executive’s employment without cause or by executive for good reason, or a termination of executive’s employment due to death or disability:

•	all unvested stock options, restricted stock and other equity-based awards held by the executive will immediately vest as of the date of such termination;

•	the executive will receive, in a lump sum payment, an amount equal to twenty-four months of applicable COBRA premiums for the executive and the executive’s covered dependants;

•	the executive will receive a lump sum cash payment, in lieu of two years of life and disability coverage under our policies equal to four hundred percent of the total premiums that would be paid by us and the executive pursuant to our policies; and

•	the executive will receive a lump sum cash payment equal to the value of the retirement pension to which the executive would have been entitled under our pension plan, excess benefit plan and supplemental retirement plan, if any, if the executive’s employment had continued for an additional period of twenty-four months, reduced by the present value (determined as of the executive’s normal retirement date) of the executive’s actual benefits under our pension plan, excess benefit plan and supplemental retirement plan.

Effects of Change In Control.  In the event of a “change in control,” all unvested stock options, restricted stock and other equity-based awards granted to the executive will immediately vest and become exercisable immediately prior to the consummation of the change in control.

In addition to the severance payments and benefits to which the executive may become entitled pursuant to a termination without cause or by the executive for good reason described above, if the executive’s employment is terminated in connection with a change in control, and provided that the executive has delivered to us a general release in our favor and is not in material breach of any provisions of his employment agreement, the executive shall also be entitled to the following payments and benefits:

•	if the executive’s employment is terminated due to death or disability subsequent to the announcement of a change in control or on or within twelve months following the consummation of the most recent change in control, a lump sum payment equal to two times the sum of (i) the highest rate of the executive’s annual base compensation in effect during the three years preceding the effective date of the termination plus (ii) the highest annual bonus received by the executive in the three year period preceding the effective date of the termination, minus an amount equal to the amount otherwise payable under the Employment Agreement in the event of the executive’s termination due to death or disability;

•	reimbursement for all legal fees and expenses incurred by the executive as a result of his termination of employment, unless the executive’s claim is determined by a court to be frivolous or without merit; and

•	the forfeiture provisions of any stock option agreements with the executive regarding our right to profits from the exercise of options within three years of the executive’s termination shall be null and void.

In the event that any payment or benefit received by an executive in connection with a change in control or termination of the executive’s employment will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, we will pay to the executive an additional amount such that the net amount retained by the executive, after deduction of applicable taxes, will equal the total payments that the executive would have received absent such excise tax.

Termination for Cause.  In the event the executive is terminated for cause, we shall pay to the executive three installment payments, each of which will be in an amount equal to 1/12th of the executive’s annual base compensation as of the effective date of the termination, provided that executive is not otherwise in material breach of any of the provisions of his or her employment agreement. We also may elect, in consideration for the executive’s agreement to extend a post-termination non-compete agreement, to pay an additional amount based on 1/12th of the executive’s highest annual base compensation in the preceding three years plus 1/12th the executive’s highest annual bonus during the preceding three years, multiplied by a multiplier to be determined by us, which may not exceed twenty-one. In the table below, we have not valued any of these payments as they are subject to the discretion of the board and may vary from person to person.

Payment Provisions.  All payments are to be made in a lump sum and are generally payable in accordance with the short term deferral rules of Section 409A of the Internal Revenue Code requiring payments be made by the 15th day of the third month following the taxable year in which there no longer is a substantial risk of forfeiture of such amounts. All payments are subject to the executive executing a general release in favor of us and the executive’s compliance with confidentiality, non-solicitation and non-compete covenants.

Definitions.  For the purposes of the Employment Agreements, “cause” means the board’s reasonable determination that one or more of the following conditions exist (i) the executive has been convicted of or pled guilty or nolo contendere to any felony; (ii) the executive has committed one or more acts of theft, embezzlement or misappropriation against the company; (iii) the executive has failed to substantially perform the executive’s duties (other than such failure resulting from the executive’s incapacity due to physical or mental illness), or failed to exercise appropriate diligence, effort and skill, in either case, which failures are not cured within thirty days following written notice; (iv) the executive has materially breached his obligations under the employment agreement, which breach was not remedied within thirty days; or (v) the executive has engaged in willful misconduct towards us or in any conduct involving moral turpitude that is demonstrably injurious to the business or our reputation.

For the purposes of the Employment Agreements, “good reason” is defined as (i) a material diminution in the executive’s base salary; (ii) a material diminution in the executive’s authority, duties, or responsibilities; (iii) a material diminution in the authority, duties or responsibilities of the supervisor to whom the executive is required to report; (iv) a material change in the geographic location of the executive’s principal office; (v) during the twenty-four (24) month period following the most recent change in control, we amend (in a manner materially adverse to the executive) or terminate any of our performance-based bonus or incentive plan in which the executive participates immediately prior to the effective date of a change in control and pursuant to which the executive receives a material amount of the executive’s compensation, without providing a replacement benefit or program of substantially similar value; or (vii) any other action or inaction that constitutes a material breach by us of the employment agreement.

For the purposes of the Employment Agreements, “change in control” generally means the occurrence of any of the following: (i) the acquisition by any individual, entity or group of 49% or more of the then outstanding common stock of the company or the combined voting power of the then outstanding securities of the company generally entitled to vote in the election of directors, (ii) individuals who, as of the date of the Employment Agreements, constitute the board of the company, or the incumbent board, ceasing to constitute at least a majority of the board (except for incumbent board members whose election or nomination for election is approved by at least a majority of the incumbent board), or (iii) a reorganization, merger or consolidation or sale or other disposition of substantially all of the assets of the company; in the case of each of (i), (ii) and (iii) subject to exceptions, limitations and further description as set forth in the Employment Agreements.

Table Regarding Amounts Payable.  In accordance with the requirements of the rules of the SEC, the following table presents our reasonable estimate of the benefits payable to the named executive officers under their Employment Agreements. The payments were determined presuming that the following events each occurred on December 31, 2009, the last business day of fiscal 2009: (a) a change in control and qualifying termination, (b) a change in control, (c) a without cause/good reason termination, or (d) death or disability prior to a change of control (disability that occurs within 12 months following a change in control pays out like a change in control and qualifying termination). Excluded are (i) benefits provided to all employees, such as accrued vacation, and benefits payable by third parties under our disability insurance policies; and (ii) prorated bonus for the year of termination, since the triggering event occurs on the last day of the performance period, as of which date the executive has earned the full bonus. While we have made reasonable assumptions regarding the amounts payable, there can be no assurance that in the event of a termination of employment the named executive officers will receive the amounts reflected below:

			Value of Equity	Continuation of
		Salary(1)(2)	Award	Employment	280G Tax	Total
Name	Trigger	and Bonus	Acceleration(3)	Benefits(4)	Gross Up(5)	Value

Joseph P. Cooper	Change in Control and Qualifying Termination(6)	$1,652,638	$4,046,355	$39,943	$1,166,174	$6,905,111
	Change in Control, no Termination	—	4,046,355	—	—	4,046,355
	Without Cause/Good Reason Termination	1,652,638	4,046,355	39,943	—	5,738,937
	Death or Disability (before a change in control)	826,319	4,046,355	39,943	—	4,912,618
Jason D. Hanson	Change in Control and Qualifying Termination(6)	$1,861,250	$4,867,864	$39,943	$1,400,974	$8,170,031
	Change in Control, no Termination	—	4,867,864	—	—	4,867,864
	Without Cause/Good Reason Termination	1,861,250	4,867,864	39,943	—	6,769,057
	Death or Disability (before a change in control)	930,625	4,867,864	39,943	—	5,838,432
Richard D. Peterson	Change in Control and Qualifying Termination(6)	$1,515,750	$3,186,030	$39,288	$1,067,546	$5,808,615
	Change in Control, no Termination	—	3,186,030	—	—	3,186,030
	Without Cause/Good Reason Termination	1,515,750	3,186,030	39,288	—	4,741,068
	Death or Disability (before a change in control)	757,875	3,186,030	39,288	—	3,983,193
Mark A. Prygocki	Change in Control and Qualifying Termination(6)	$1,922,562	$5,124,244	$39,943	—	$7,086,749
	Change in Control, no Termination	—	5,124,244	—	—	5,124,244
	Without Cause/Good Reason Termination	1,922,562	5,124,244	39,943	—	7,086,749
	Death or Disability (before a change in control)	961,281	5,124,244	39,943	—	6,125,468

(1)	In situations other than death or disability before a change of control, represents an amount equal to two times the highest rate of salary in effect in the preceding three years, plus two-times the highest annual bonus received by executive in the 2007-2009 period. In the case of death or disability before a change in control, represents an amount equal to one year of executive’s then current base salary plus the highest annual bonus received by executive in the 2007-2009 period.

(2)	Excludes payments that may be made in the event of a termination for cause due to a failure to perform his duties that has not been cured within thirty days following notice of such failure, in which event we will pay each of Mr. Cooper, Mr. Hanson, Mr. Peterson and Mr. Prygocki 1/12th of his current base salary on each of the 30th, 60th and 90th day after such termination, for a total payment of $118,750, $121,250, $108,750 and $137,500, respectively. We have not valued any of the optional payments we may make on termination of an executive for cause as these payments are subject to the discretion of the board and may vary from person to person.

(3)	Represents the intrinsic value of the accelerated vesting of each executive’s unvested restricted stock and unvested stock options, based on the closing price of our common stock on December 31, 2009 of $27.05.

(4)	Represents an amount equal to (i) two years of COBRA coverage, based on the current COBRA monthly premium rates in effect for executive and his dependents plus (ii) an amount equal to four-times the current premiums paid by us and executive for life and disability insurance.

(5)	A “gross up” for purposes of Internal Revenue Code Sections 280G and 4999 is a contract provision that obligates the company to pay the excise tax (and all associated taxes) that may be triggered as a result of an “excess parachute payment,” resulting from a change in control. The excise tax amount is based on our best estimate of each executive’s liabilities under of Internal Revenue Code Sections 280G and 4999, assuming the change in control and qualifying termination occurred on December 31, 2009. Given the prior five years’ compensation history, Mr. Prygocki would not receive a gross-up payment. These determinations are based on our best estimate of the individual’s liabilities under Internal Revenue Code Sections 280G and 4999, assuming the change in control and qualifying termination occurred on December 31, 2009.

(6)	A qualifying termination includes involuntary terminations, good reason resignations, and terminations due to death or disability.

Stock Option and Compensation Committee Report

The Stock Option and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussions, the Stock Option and Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement for the 2010 annual meeting of stockholders and incorporated by reference in our 2009 annual report on Form 10-K.

The Stock Option and Compensation Committee of the Board of Directors
Spencer Davidson
Arthur G. Altschul, Jr.
Lottie H. Shackelford

AUDIT MATTERS

Audit Committee Report

Following is the report of the Audit Committee with respect to Medicis’ audited consolidated balance sheets for the fiscal years ending December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2009 and the notes thereto.

Responsibilities.  The Audit Committee operates under a written charter adopted by the board of directors. The role of the Audit Committee is to oversee our financial reporting process on behalf of the board of directors. Our management has the primary responsibility for our financial statements as well as our financial reporting process and principles, internal controls and disclosure controls. The independent auditors, Ernst & Young LLP, are responsible for performing an audit of our financial statements and expressing an opinion as to the conformity of such financial statements with U.S. generally accepted accounting principles. Ernst & Young LLP is also responsible for expressing an opinion on management’s assessment of the effectiveness of internal controls over financial reporting and also the effectiveness of our internal controls over financial reporting.

Review with Management.  The Audit Committee has reviewed and discussed our audited financial statements (including the quality of our accounting principles) with management. Our management is responsible for the preparation, presentation and integrity of our financial statements. Management is also responsible for establishing and maintaining internal controls over financial reporting (as defined in Exchange Act Rule 13a-15(f)) and for evaluating the effectiveness of those internal controls and for evaluating any changes in those controls that will, or is reasonably likely to, affect internal controls over financial reporting. Management is also responsible for establishing and maintaining disclosure controls (as defined in Exchange Act Rule 13a-15(e)) and for evaluating the effectiveness of disclosure controls and procedures.

Review and Discussions with Independent Accountants.  The Audit Committee has reviewed and discussed our audited financial statements (including the quality of Medicis’ accounting principles) with Ernst & Young LLP. The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting and Oversight Board (“PCAOB”) in Rule 3200T, which includes, among other items, matters related to the conduct of the audit of our financial statements, and the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 2, An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements. Further, the Audit Committee reviewed Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K related to its audit of the consolidated financial statements and financial statement schedules, management’s assessment of the effectiveness of internal controls over financial reporting, and the effectiveness of internal controls over financial reporting.

The Audit Committee has also received and reviewed the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence from us.

Conclusion.  Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Audit Committee of the Board of Directors
Stuart Diamond
Philip S. Schein, M.D.
Arthur G. Altschul, Jr.

Independent Public Accountants

Ernst & Young LLP provided audit, audit-related and tax services to us during the fiscal years ended December 31, 2009 and 2008 as follows:

Type of Fees	Fiscal 2009	Fiscal 2008

Audit Fees	$884,195	$1,640,171
Audit-Related Fees	40,500	112,483
Tax Fees	156,962	129,680
All Other Fees	—	—

Total	$1,081,657	$1,882,334

Audit Fees

This category includes fees associated with our annual audit, the reviews of our quarterly reports on Form 10-Q, and statutory audits required internationally. This category also includes fees associated with advice on audit and accounting matters that arose during, or as a result of, the audit or the review of our interim financial statements, statutory audits, the assistance with the review of our SEC registration statements and the audit of our internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees

This category includes fees associated with employee benefit plan audits, internal control reviews, accounting consultations, and attestation services that are not required by statute or regulation.

Tax Fees

This category includes fees for tax planning for merger and acquisition activities and tax consultations.

All Other Fees

We did not engage Ernst & Young LLP to provide any information technology services or any other services during the fiscal year ended December 31, 2009.

Pre-Approval Policies and Procedures

The Audit Committee has specifically approved all of the audit, internal audit and non-audit services performed by Ernst & Young LLP and has determined the rendering of such non-audit services was compatible with maintaining Ernst & Young LLP’s independence. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve audit-related and non-audit related services not prohibited by law to be performed by our independent auditors and associated fees, provided the Chairman shall report any decisions to pre-approve such audit-related or non-audit services and fees to the full Audit Committee at its next regular meeting. In fiscal year 2009 and 2008, all Audit fees, Audit-Related fees, and Tax fees were approved by the Audit Committee directly.

From and after the effective date of the SEC rule requiring Audit Committee pre-approval of all audit and permissible non-audit services provided by independent registered public accountants, the Audit Committee has approved all audit and permissible non-audit services prior to such services being provided by Ernst & Young LLP. The Audit Committee, or one or more of its designated members that have been granted authority by the Audit Committee, meets to approve each audit or non-audit services prior to the engagement of Ernst & Young for such services. Each such service approved by one or more of the authorized and designated members of the Audit Committee is presented to the entire Audit Committee at its next meeting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Under our written Related Party Transactions Policy and Procedures, a related party transaction (as defined below) may be consummated or may continue only if the Audit Committee of our board of directors approves or ratifies the transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party. A related party transaction may be preliminarily entered into by management subject to ratification of the transaction by the Audit Committee; provided that if ratification is not forthcoming, management shall make all reasonable efforts to cancel or annul such transaction. At each subsequently scheduled meeting, management shall present to the Audit Committee any material changes to any approved or ratified related party transactions.

For the purposes of our policy, a “related party transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Medicis (including any of our subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any related party had, has or will have a direct or indirect interest. A “related party” includes: (i) any person who is, or at any time since the beginning of our last fiscal year was, a member of our board, one of our executive officers or a nominee to become a member of our board; (ii) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities; (iii) any immediate family member, as defined in the policy, of, or sharing a household with, any of the foregoing persons; and (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a greater-than-five-percent beneficial ownership interest.

There has not been any transaction or series of related transactions to which we were a participant in the 2009 fiscal year or are currently a participant involving an amount in excess of $120,000 and in which any director, executive officer or any member of their immediate family, or holder of more than five percent (5%) of our outstanding common stock, had or will have a direct or indirect material interest.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of our Company. Based solely on a review of copies of such forms received with respect to fiscal year 2009 and the written representations received from certain reporting persons that no other reports were required, we believe that all directors, executive officers and persons who own more that 10% of our Common Stock have complied with the reporting requirements of Section 16(a), with the exception of Messrs. Shacknai, Ippolito and Peterson, each of whom filed a Form 4 one day late reporting separate, single transactions.

Stockholder Proposals and Nominations

Proposals Pursuant to Rule 14a-8.  Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the proxy statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in the 2011 proxy statement, your proposal must be received by us no later than December 7, 2010, and must otherwise comply with Rule 14a-8. While our board will consider stockholder proposals, we reserve the right to omit from the proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Proposals and Nominations Pursuant to Our Bylaws.  Under our bylaws, in order to nominate a director or bring any other business before the stockholders at the 2011 annual meeting that will not be included in our proxy statement, you must notify us in writing and such notice must be received by us no earlier than January 18, 2011 and later than February 17, 2011. For proposals not made in accordance with Rule 14a-8, you must comply with specific procedures set forth in our bylaws and the nomination or proposal must contain the specific information required by our bylaws. Our bylaws have recently been amended regarding these procedures, information and requirements. You may write to our Corporate Secretary at our principal executive offices, 7720 North Dobson Road, Scottsdale, Arizona 85256-2740, to deliver the notices discussed above and to request a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates pursuant to the bylaws.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of banks and brokers with account holders who are our stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, direct your written request to Investor Relations, Medicis Pharmaceutical Corporation, 7720 North Dobson Road, Scottsdale, Arizona 85256-2740, or contact Investor Relations by telephone at (480) 291-5854. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, which might incorporate future filings made by us under those statutes, neither the preceding Stock Option and Compensation Committee Report nor the Audit Committee Report will be incorporated by reference into any of those prior filings, nor will any such report be incorporated by reference into any future filings made by us under those statutes. In addition, information on our website, other than our proxy statement, notice and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

MEDICIS PHARMACEUTICAL CORPORATION

Jason D. Hanson
Executive Vice President, General Counsel and
Corporate Secretary

[SAMPLE]
MEDICIS PHARMACEUTICAL CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
Tuesday, May 18, 2010
9:30 a.m. local time
Scottsdale Resort and Conference Center
7700 East McCormick Parkway
Scottsdale, Arizona

Medicis Pharmaceutical Corporation 7720 North Dobson Road Scottsdale, Arizona 85256-2740	proxy

This proxy is solicited by the Board of Directors of Medicis Pharmaceutical Corporation for use at the Annual Meeting of Stockholders of Medicis Pharmaceutical Corporation to be held on Tuesday, May 18, 2010 (“Annual Meeting”).
This proxy when properly executed will be voted as you specify on the reverse side.
If no choice is specified, the proxy will be voted ‘‘FOR’’ all of the nominees for director named in Item 1, “FOR” the ratification of the selection of Ernst & Young LLP as independent auditors of Medicis for the fiscal year ending December 31, 2010 under Item 2 and “FOR” the transaction of such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
By signing the proxy, you revoke all prior proxies and appoint Jonah Shacknai, Jason D. Hanson and Mark A. Prygocki, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters that may properly come before the Annual Meeting and all adjournments. This proxy will be governed by and construed in accordance with the laws of the State of Delaware and applicable federal securities laws.
See reverse for voting instructions.

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945

COMPANY #
Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/mrx Use the Internet to vote your proxy until 11:59 p.m. (E.D.T.) on May 17, 2010.

PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (E.D.T.) on May 17, 2010.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.
ò  Please detach here   ò

The Board of Directors Recommends a Vote “FOR” all of the nominees for director named in Item 1 and “FOR” the proposal under Item 2.

1.	Election of Directors:

		FOR	AGAINST	ABSTAIN

01 Michael A. Pietrangelo		☐	☐	☐

02 Lottie H. Shackelford		☐	☐	☐

03 Jonah Shacknai		☐	☐	☐

2.	Ratification of the selection of Ernst & Young LLP as independent auditors of Medicis for the fiscal year ending December 31, 2010.	☐ For	☐ Against	☐ Abstain
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR ” ALL NOMINEES AND “ FOR ” THE PROPOSAL UNDER ITEM 2.
Address Change? Mark Box:    ☐    Indicate changes below

Date

[SAMPLE]

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.